UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

AMERICAN DOCTORS ONLINE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of other jurisdiction of incorporation)

06-1558586

(I.R.S. Employer Identification No.)

200 Mill Road, Suite 350A

Fairhaven, MA 02719

(Address of principal executive office) (Zip code)

866-539-7379

(Registrant’s telephone number)

Copies to:

Laura Anthony, Esq.

Legal and Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

561-514-0936

LAnthony@LegalandCompliance.com

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered under Section 12(g) of the Act:

Common stock, par value $0.01 per share	None
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☑

2

Forward Looking Statements

There are statements in this Registration Statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties. Forward-looking statements contained in this document include statements regarding our proposed products, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future. Such forward-looking statements are included under Item 1. “Business” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operation.” All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement. It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements. Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1. “Business” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document. You should assume that the information contained in this document is accurate as of the date of this Form 10 only.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

Item 1. Business

Overview

American Doctors Online, Inc. (“ADOL”) a Delaware corporation, formed in 1999, owns four U.S. patents and has three pending patent applications. These patents are the foundation of ADOL’s current business and future licensing offerings and are expected to generate the majority of the Company’s revenues in licensing fees and royalties. Management believes that the depth of the Company’s intellectual property includes the fundamental methodologies inherent to providing video conferencing for the delivery of telehealth/telemedicine services. For example, the initial patent covers a method for delivering medical examination, diagnosis, and treatment services to a patient over a network using a medical call center and audio-visual technologies with any plurality of healthcare practitioners' terminals and patient terminals as a way to bring patients face-to-face with physicians to provide medical consultation.

ADOL has executed a Management Services and License Agreement (“MSLA”) with PhoneDOCTORx, LLC, (“PDRx”). PDRx, a Massachusetts limited liability company, founded in 1999, that is owned by five physicians, who collectively own over 70% of ADOL. Based on the common control and ownership between ADOL and PDRx, the financial results and disclosures contained herein consolidate PDRx and ADOL. ADOL exerts no influence on, or has any involvement in the practice of medicine completed by PDRx’s clinical staff. Pursuant to the terms of the MSLA, PDRx has the right to use and sublicense the intellectual property of ADOL. PDRx currently has Personal Service Agreements with Extended Care Facilities (“ECF’s”) to provide to 13 facilities, remote covering physician consultations via audio and/or video conferencing technologies. The Company provides ECFs nurses, patients and their families’ confidential, real-time access to Board Certified physicians (the “PDRx Providers”) in non-urgent, urgent and emergent care settings through a medical call center, resulting in reduction of unnecessary and avoidable transfers and readmissions to the Emergency Department. PDRx pays the Company for the use of the license via a monthly management fee. The management fee is equal to the monthly receipts PDRx receives less the direct PDRx Provider costs, insurance, reasonable accounting, legal and other professional service fees. In exchange for the management fee, ADOL provides PDRx with support for PDRx’s administration, management, finance, human relations, information technology, and sales and marketing functions. A license and management services contract with PDRx has been in place since 2001. The current agreement went effective on September 17, 2011 and has a thirty year term.

The original PDRx concept utilized the initial patented videoconferencing claims in Retail Pharmacies to provide timely and appropriate medical care to patients who had simple, day-to-day medical needs (e.g., poison ivy). During this phase, PDRx safely helped many patients avoid a trip to the Emergency Department. In 2005, the focus of PDRx changed to address the challenges faced by ECF’s and overburdened community physicians to provide timely care to their patients. Management concluded that helping ECF’s solve these issues would better employ the clinical resources of PDRx. As this new concept was being refined, the management team realized that the solution would yield a multiple win for ECF’s, their patients, their nursing staffs, their primary care and covering physicians, already overcrowded Emergency Departments, and the Healthcare System which would save significant costs from preventing unnecessary transfers and hospital admissions.

Between 2006 and June 30, 2014, PDRx had over 42,000 clinical telemedicine encounters utilizing ADOL’s patented processes. For the years ended December 31, 2013 and 2012 PDRx generated $385,470 and $263,349, respectively, in revenue utilizing the telemedicine technology generated from ADOL’s patented process.

ADOL believes PDRx is a blueprint for other physician based companies and groups throughout the U.S who could also exploit the ADOL patents through licensure. PDRx has proven the value of utilizing telemedicine for non-urgent, urgent and emergent care. Additionally, there is as a myriad of other types of business models that can provide telemedicine videoconferencing services that would benefit from the licensing of one or more of ADOL’s patents.

ADOL’s business model is to license to telehealth/telemedicine providers one or more of the patents in our patent portfolio, pursuant to non-exclusive agreements, with terms and conditions similar to other licensing agreements involving medical IP. Management believes that the depth of the Company’s intellectual property includes the fundamental methodologies inherent to providing video conferencing for the delivery of telehealth/telemedicine services. Accordingly, ADOL believes it is well positioned to license the patent portfolio to various type entities operating within the healthcare system. ADOL has not yet licensed its patents to customers other than PDRx.

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Telehealth / Telemedicine Industry

As formally defined by the American Telemedicine Association (“ATA”), telemedicine is the use of medical information exchanged from one site to another via electronic communications to improve a patient’s clinical health status. Telemedicine includes a growing variety of applications and services using two-way video, email, smart phones, wireless tools and other forms of telecommunications technology. Starting out over forty years ago with demonstrations of hospitals extending care to patients in remote areas, the use of telemedicine has spread rapidly and is now becoming integrated into the ongoing operations of hospitals, specialty departments, home health agencies, private physician offices as well as consumer’s homes and workplaces.

Telemedicine is not a separate medical specialty. Products and services related to telemedicine are often part of a larger investment by health care institutions in either information technology or in the delivery of virtual clinical care. ATA has historically considered telemedicine and telehealth to be interchangeable terms, encompassing a wide definition of remote healthcare. Patient consultations via video conferencing, transmission of still images, e-health including patient portals, remote monitoring of vital signs, continuing medical education, consumer-focused wireless applications and nursing call centers, among other applications, are all considered part of telemedicine and telehealth.

Telemedicine uses audio and video conferencing technologies and the combination of all other forms of electronic communication tools so that a doctor at one site can treat patients at a different site. The combined use of audio and video conferencing allows the patient and doctor to see and talk to each other as in live television broadcast. Tools used by clinicians to observe and collect vital information, such as otoscope and stethoscopes, have been adapted so the clinician can deploy them on the patient as if they were in the same room.

While the term telehealth is sometimes used to refer to a broader definition of remote healthcare that does not always involve clinical services, ATA uses the terms in the same way one would refer to medicine or health in the common vernacular. Telemedicine is closely allied with the term health information technology (“”HIT”). However, HIT more commonly refers to electronic medical records and related information systems while telemedicine refers to the actual delivery of remote clinical services using technology.

Telehealth is the delivery of healthcare services and information via telecommunication technologies. Telehealth can deliver preventative, educational, and curative services. Telemedicine focuses on the curative aspects of telehealth and uses telecommunication and information technologies to provide and support clinical services at a distance. Because telehealth is immediately available, immensely flexible, and free of geographic barriers it has become an efficient and effective methodology/process to deliver health services that overcome the existing problems of provider supply and patient access.

Telehealth, including home monitoring devices and thousands of health care applications for personal computers, smartphones, and other platforms, has claimed a significant place in the healthcare industry. Telehealth applications can address specific conditions; they can be proactive or preventative, informative or supportive.

There has been a global focus on the use of telemedicine as a tool to cut down healthcare costs. Implementation of the new U.S. healthcare law will, if anything, intensify this focus, by increasing the number of people with health insurance and those seeking medical services. In the near to mid-term, telemedicine technologies offer one of the few ways of enabling healthcare personnel to meet the increased demand without unacceptable delays.

Telehealth/Telemedicine Market

BCC Research, LLC (“BCC”), is a leading information resource producing high-quality market research reports, newsletters, and conferences. BCC’s information products explore major market, economic, scientific,and technological developments for business leaders in industrial, pharmaceutical, and high technology organizations. Industry analysis and market forecasts for advanced materials, high-tech systems and components, nanotechnology and novel processing methods are at the forefront of the company’s expertise. For more than 35 years, BCC’s market analysis has provided businesses with the insight needed to make intelligent and strategic business decisions. BCC Research is a unit of Eli Research, which is based in Durham, N.C. As a leading market research company covering changes driven by science and technology, they define telemedicine as the use of telecommunications technology to deliver medical information or services to patients or other users at a distance from the provider.

Telemedicine offers a network and framework for e-healthcare wherein patients and healthcare service providers are on a common delivery platform for healthcare services. In simple words, telemedicine covers all healthcare services being delivered remotely with the help of telecom technologies.

According to BCC’s research, the most important factor contributing to the adoption of telemedicine among patients is improved clinical outcome. Patients also prefer the convenience of telemedicine as opposed to spending time on doctor’s appointments or hospital admissions, if avoidable. Although cost reduction is an important factor, it was not ranked as the most important reason contributing to the adoption of telemedicine among patients. Telemedicine also acts as an important interface between urban and rural healthcare.

Telehome and Telehospital/Clinic Segments

In their October 2013 update to their March 2012 report, BCC has divided the total U.S. telemedicine market of $6.7 billion into two major segments: telehome and telehospitals/clinics.

The BCC reports also found that in 2012, the U.S. telehospital/clinics segment accounted for $4.2 billion and is expected to approach $9.2 billion by 2018, with a compound annual growth rate (“CAGR”) of 13.7%. The U.S. telehome segment accounted for over $2.4 billion in 2012 and is expected to grow at a CAGR of 23.4% to exceed $8.6 billion by 2018.

BCC further divides the telemedicine market into technology and service segments. The telemedicine service market is comprised of store-and-forward and videoconferencing. Videoconferencing allows face-to-face encounters between people in different locations in real time. Tandberg (now part of Cisco) and Polycom, Inc. are the main U.S. players offering videoconferencing. Store-and-forward telemedicine is used to transmit clinical signals and images for pathological and radiological purposes to other locations for diagnosis. The fields of dermatology, pathology, radiology, neurology and ophthalmology are mainly dependent upon static reports or images, and they may not require live interaction with patients. Psychology, psychiatry, surgery, cardiology, emergency and triage applications, however, require real-time, two-way, audio-video communication.

Management believes the strength of the Company’s patent claims pertain to videoconferencing, therefore, the following discussion relates only to the videoconferencing segment within the U.S. telemedicine services market. BCC reports that videoconferencing within the U.S. telehospital/clinics segment accounted for approximately $1.4 billion of the total telemedicine market in 2012, and it is expected to grow from 2012 to 2018 at a CAGR of 15% to reach $3.3 billion by 2018. BCC estimates that the videoconferencing within the U.S. telehome segment accounted for $436 million in 2012, and is expected to grow to 2018 at a CAGR of 25.4% to reach approximately $1.7 billion by 2018. Accordingly, the total U.S. videoconferencing telemedicine market in 2012 was approximately $1.8 billion and is expected to be $5.0 billion in 2018.

Technology

Unlike today, the telecom infrastructure in the past was not robust enough to support telemedicine. Recently, networking technology has improved considerably, delivering high-quality audio, video, images with improved bandwidth, reduced latency, higher reliability, redundancy and vast reach to the masses. Wireless technology has grown with wearable, wireless, mobile and satellite devices. Internet protocol (IP)-based technology, along with the availability of high-speed networks, is making the technology fully interoperable and computer-based. Network companies are actively working to make information storage and transmission safe and secure. Telemedicine has received a significant boost with the improved technology.

4

Our Intellectual Property

Intellectual Property

The Company has a significant market opportunity because we believe that the depth of the Company’s intellectual property portfolio includes the fundamental methodologies inherent to providing video conferencing for the delivery of telehealth/telemedicine services. These patents could apply to virtually every participant in this market. ADOL’s IP assets consist of four patents issued and three patents pending.

The table below is a summary of the issued patents, followed by a brief description of each:

ISSUED PATENTS

				Initial							Amended
Date		Application		Assign		Date		Date	Issued	Patent	Assigned
Filed		Number		Date		Issued		Expires	to	Number	Date		Assignee
9	/14/2001	09	/855,738	10	/28/2001	10	/28/2003	8/24/2021	Dr. Paul Bulat	6638218	10	/23/2013	ADOL
10	/27/2003	10	/694,519	2	/12/2004	3	/14/2006	10/2/2021	Dr. Paul Bulat	7011629	10	/23/2013	ADOL
12	/29/2005	11	/321,332	4	/26/2009	4	/26/2010	6/1/2022	Dr. Paul Bulat	7691059	10	/23/2013	ADOL
11	/18/2008	12	/273,065	11	/28/2008	6	/28/2011	3/13/2022	Dr. Paul Bulat	7970633	10	/23/2013	ADOL

Amended Assign dates reflect an amendment to the assignees name only.

US 6,638,218

A system and method for delivering medical examination, diagnosis, and treatment services from a physician to a patient over network is provided. A physician call center enables any of a first plurality of physician terminals to be in audiovisual communication over the network with any of a second plurality of patient terminals. A call is received at the call center from a patient at one of the patient terminals and the call is routed to an available physician at one of the physician terminals. The available physician may carry on a two-way conversation with the patient, visually observe the patient, and make an assessment whether the patient may be suffering from an acute non-urgent condition. The available physician may conduct an examination of the patient over the network, including by visual study of the patient, only if the assessment is that the patient may be suffering from an acute non-urgent condition.

US 7,011,629

A method for providing a covering physician service via a network to a patient who has consented to use the service and who has access to one of a first plurality of patient terminals, the method comprising: receiving at a call center, the call center enabling any of a second plurality of health care practitioner terminals to be in audio-visual communication over the network with any of the first plurality of patient terminals, a call from the patient at one of the patient terminals and routing the call to an available health care practitioner at one of the health care practitioner terminals so that the available health care practitioner may carry on a two-way conversation with the patient and visually observe the patient; and permitting the available health care practitioner to make an assessment of the patient and to treat the patient.

US 7,691,059

A method for delivering medical examination, diagnosis, and treatment services to a patient over a network, the method comprising: providing a call center enabling any of a first plurality of health care practitioner terminals to be in audiovisual communication over the network with any of a second plurality of patient terminals; receiving a call at the call center from a patient at one of the patient terminals and routing the call to an available health care practitioner at one of the health care practitioner terminals, so that the available health care practitioner may carry on a two-way conversation with the patient and visually observe the patient; and permitting the available health care practitioner to make an assessment of the patient and to conduct an examination of the patient over the network, including by a visual study of the patient

US 7,970,633

A system for delivering medical examination, diagnosis, and treatment services from a health care practitioner to a patient over a network, the system comprising:

•	a plurality of health care practitioner terminals, each of the plurality of health care practitioner terminals including a display device;

•	a plurality of patient terminals in audiovisual communication over the network with any of the plurality of health care practitioner terminals; and

•	a call center in communication with the patient terminals and the health care practitioner terminals, the call center routing a call from a patient at one of the patient terminals to an available health care practitioner at one of the health care practitioner terminals, so that the available health care practitioner may carry on a two-way conversation with the patient and visually observe the patient.

Three additional patents are pending and another group is currently in development. The existing awarded patents can be viewed via the ADOL website at: http://www.adoltelemed.com/patents.php

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, the information set forth on the United States Patent and Trademark Office, or the USPTO Website, shall not be deemed to be a part of or incorporated by reference into any such filings.  The Company does not warrant the accuracy or completeness, or adequacy of the USPTO Website, and expressly disclaims liability for errors or omissions on such website.

Purchase of Patents

All of the issued patents were assigned from Dr. Paul Bulat the inventor and our Founder and Chairman of the board of the directors pursuant to various Patent Assignments with the United States Patent and Trademark Office. Additionally on October 23, 2013, the Company entered into a Patent Purchase Agreement with Mr. Bulat. Pursuant to the Patent Purchase Agreement, the Company agreed to issue 3,500,000 shares of Series A Convertible Preferred Stock to Dr. Bulat. Based on the conversion feature of the Series A Preferred Stock, the holder, in his sole discretion is entitled to convert the 3,500,000 shares of Series A Preferred Stock to 7,000,000 shares of Company common stock. The Company valued the 3,500,000 shares of Series A Preferred Stock, as if it had been converted to the 7,000,000 shares of common stock, at $3,500,000, or $0.50 per share of common stock, the same value at that time, as the most recent sales of common stock; capitalized Mr. Bulat’s historical cost of $16,675 (patent attorney fees) and recorded compensation expense of $3,483,325.

Marketing and Sales

Our Strategy

Our strategy is to become a market leader in delivery of telehealth/telemedicine via video conferencing. The key elements of our growth strategy include:

•	Implement a patent and technology licensing program to commercialize our intellectual property.

•	Establish American Doctors Online, Inc. as a dominant US source of providing telemedicine services via video teleconferencing pursuant to our patents, through licensing to other telemedicine companies, hardware and software companies and telecom companies.

•	Leverage our patent portfolio, technology and software to develop additional patents that can be licensed directly to our then current customers and to attract new customers.

The Company plans to employ a leveraged, partner-oriented, marketing strategy for our patent and technology licensing program.  The marketing strategy for our patent and technology licensing program will initially be focused on Original Equipment manufacturers (“OEMs”) and service providers. In furtherance of our strategy, in June 2013, we engaged ipCapital Group (“ipCG”) to help us support and grow our licensing business. Led by John Cronin, ipCG is a leading advisor on licensing technology and intellectual property. Prior to founding ipCG, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.”

IpCG has delivered over 700 IP engagements to companies in a wide range of industries including over 10% of the Fortune 500. Their professional services maximize financial results for clients that seek to develop and execute intellectual property (IP) strategies, strengthen and monetize IP portfolios, and establish and implement Intellectual Asset Management (IAM) practices. They have an interdisciplinary team trained in business, IP rules/regulations, marketing, and product development that provides a systematic and comprehensive view of the full lifecycle of IP, from creation to monetization to retirement. Since its founding in 1998, ipCG has supported the licensing efforts of clients across a variety of technologies and markets.

Additionally, ipCG was engaged to provide strategic intellectual property (“IP”) support to the Company. Utilizing a three phase approach, ipCG assisted the Company in the following matters:

•	Phase 1: Systematically Invent-Around Selected Filings – ipNavigationSM process

•	Phase 2: Define and Analyze ADOL’s IP Landscape (ipLandscape® and ipAnalytics® Process)

•	Phase 3: Estimate the value range of ADOL’s portfolio (ipValue ModelSM)

In Phase 1, ipCG using its proprietary ipNavigationSM methodology on ADOL patent filings identified specific ways in which the IP could be strengthened to enhance its value, mitigate risk of competitive invent-around, and provide a technology path in which the Company can further protect its inventions. Management believes this phase will ultimately result in increasing the strength and value of the Company’s IP by building a more robust and strategic portfolio and mitigating risks from competitor filings.

The Phase 2 analysis provided a framework to map our existing IP portfolio, search and analyze relevant competitive IP, and provide data-driven strategic observations. This resulted in establishing the critical input needed for developing the Company’s IP strategy for the future and communicating such with investors.

The Phase 3 analysis included a detailed IP valuation, wherein ipCG utilizing the BCC market study and the average of an Industry Income Approach and Royalty Approach based model, resulting in an average five year and ten year valuation of $14.9 million and $72.4, respectively.

On April 15, 2014, the Company entered into a three month Consulting Agreement with a consultant (the “Consultant”) to assist the Company regarding the formation of strategic relationships with existing and new identified technology companies. Additionally, the Consultant will work with the executive management team in developing market strategies and comprehensive video conferencing technology solution offerings including the bundling of these technologies, working with ADOL’s partner on developing licensing packages, creating new sales proposal formats for consultation services and technologies/products, and assisting with the development and placement of products and services. The Company will compensate the Consultant $100 per hour, for a minimum of 40 hours per week, for these services, which may be paid, at the option of the Company, in the form of cash or equity consideration. The parties extended the Agreement through July 31, 2014, at which time the Agreement was terminated.

5

Additionally, management plans to leverage the Company’s relationship with Premier Purchasing Partners, L.P. (“PPP”). Effective June 1, 2013, for a period of thirty five (35) months, ADOL entered into a Group Purchasing Agreement - Software License/Application Service Providers contract with PPP to deliver telehealth and telemedicine services. PPP is an affiliate of Premier, Inc. (“Premier”) an alliance of hospitals and alternative sites of care that is focused on using technology to facilitate the delivery of high-quality, cost-effective care. Under this contract PPP will offer ADOL’s telehealth / telemedicine bundles for delivery nationally to Premier’s member facilities and shall be compensated based on a percentage of our products or services purchased or licensed by Premier’s member facilities..

Once the Company begins generating additional licensing revenue, management intends to build a sales force that will be responsible for managing existing accounts and pursuing licensing and sales opportunities with new customers.

Management’s objective is to be one of the leaders in the services segment of telehealth/telemedicine market

•	Invest in research and development efforts to extend our technology leadership. We plan to build upon our current IP portfolio to enhance our product and licensing capabilities.

•	Expand our licensing/sales organization to acquire new customers. We intend to continue to invest in our licensing/sales organization as we pursue larger enterprise and government opportunities.

•	Exploit our channel relationships with Group Purchasing Organizations. Under this contract PPP will offer ADOL’s telehealth / telemedicine bundles for delivery nationally to Premier’s member facilities.

•	Drive greater penetration into our customer base. Initially, we believe licensees/customers will deploy our platform to provide audio visual telemedicine services between a patient and licensed physician. We see a significant opportunity to upsell and cross sell additional licenses, subscriptions and services as our customers realize the increasing value of our platform.

Massachusetts (MA) Sexual Assault Nurse Examiner (SANE) Program

In 2013, the Company was invited to be part of a national sexual assault telemedicine examination project demonstration program developed by the Massachusetts Department of Public Health (“MDPH”). Telemedicine can improve the health status of patients and sexual assault survivors by exchanging medical information from one site to another via electronic communications using voice (audio) and face-to-face (video) communication. The MDPH is an agency of the Commonwealth of Massachusetts which serves the people of the Commonwealth, particularly the underserved and promotes healthy people, healthy families and healthy communities and operates the MA SANE Program. The MA SANE Program is a state funded program to provide expert care to patients of sexual assault in 27 designated hospitals and Child Advocacy Centers. SANEs are specially trained and certified professional nurses skilled in performing quality forensic medical-legal exams. For the past 15 years, the Massachusetts SANE Program has provided expert forensic nursing care to over 14,000 survivors of sexual assault. When applied to the SANE practice, telemedicine has the potential to create a national community of support and increase their confidence, role satisfaction and provider retention. Other participants in the national sexual assault examination telemedicine program include:

•	The Office for Victims of Crime (“OVC”). The mission of the OVC, a component of the U.S. Department of Justice, is to enhance the Nation's capacity to assist crime victims and to provide leadership in changing attitudes, policies, and practices in ways that will promote justice and healing for all victims. OVC is charged by Congress with administering the Crime Victims Fund, a major source of funding for victim services throughout the Nation.

•	The National Institute of Justice (“NIJ”). The NIJ is the research, development and evaluation agency of the U.S. Department of Justice and is dedicated to improving knowledge and understanding of crime and justice issues through science. NIJ provides objective and independent knowledge and tools to reduce crime and promote justice, particularly at the state and local levels.

•	The Office on Violence Against Women (“OVW”). The mission of the OFW, a component of the U.S. Department of Justice, is to provide federal leadership in developing the nation’s capacity to reduce violence against women and administer justice for and strengthen services to victims of domestic violence, dating violence, sexual assault, and stalking.

Adult and adolescent sexual assault (SA) patients/survivors have unique medical, emotional and forensic needs which require a trauma-informed approach to care. Such an approach assures survivors will be supported while making informed decisions regarding their post-assault medical care and involvement in the criminal justice system. SANE Programs have been shown to improve the quality of healthcare for patients/survivors, increase the quality of forensic evidence collection, support police investigations, and increase the successful prosecution of such cases (Campbell, Bybee, Kelley, Dworkin, & Patterson, 2012; Campbell, Patterson, & Bybee, 2009; Crandall & Helitzer, 2003; Campbell, Patterson, & Lichty, 2005).

To address the lack of access to expert care and forensic evidence collection involving sexual assault incidences for adults and adolescents, the MDPH has recently been awarded a grant by the OVC, in collaboration with NIJ and the OVW. The purpose of the grant is to establish a National Sexual Assault TeleNursing Center that will use telemedicine technology to provide 24/7, 365 day remote expert consultation by MA SANEs to clinicians caring for adult and adolescent sexual assault patients in remote and/or underserved regions of the United States.

Pursuant to the grant, the above organizations entertained proposals from various organizations to provide the required telemedicine technology and consultation expertise on establishing a telemedicine service. Based on our proposal, including the use of our intellectual property, the Company was chosen as the telemedicine advisor/consultant, technology provider and has subsequently entered into contracts with MDPH.

The Company’s telemedicine equipment has been installed at the TeleNursing Center hub and telemedicine carts have been provided to each pilot site. MA SANEs will use this equipment to provide 24/7, 365 day voice and face-to-face guidance and support whenever pilot site clinicians encounter sexual assault patients and initiate calls to the TeleNursing Center. It is anticipated that the use of telemedicine as a vehicle to access SANE expertise will provide a trauma-informed patient experience, promote healing and enhance the adjudication of cases.

A total of four to five national sites will partner with the TeleNursing Center for this demonstration project. The National TeleNursing Center HUB is located at Newton Wellesley Hospital Newton, Massachusetts. Newton-Wellesley Hospital is a comprehensive medical center that provides the services and expertise of a major medical facility with the convenience and personal attention of a community hospital. The Hospital is committed to delivering high-quality, safe and efficient medical care to each and every patient.

The first tribal partner for the TeleNursing demonstration project is the Hopi Health Care Center (HHCC) in Polacca, Arizona. Where the Company has performed the network assessment and started working on technology placement/selection. Additional pilot sites representing either the military, rural hospitals or correctional facilities will be solicited for participation in 2014.

6

Customers

In addition to current revenue pursuant to PDRx’s sub-licensing of the Company’s patents to ECF’s and SNF’s, management plans on commercializing the Company’s patented technology as discussed above under Marketing and Sales.  The Company intends to license the patents and technology within the telemedicine markets to original equipment manufacturers (“OEM’s”), technology and software companies, to telecom network providers, telemedicine providers, healthcare companies and health insurance companies.

Currently a few customers account for a substantial portion of our revenues. Our largest customer, Senior Whole Health (“SWH”), a senior care organization, accounted for approximately 39% and 37% of our revenues for the six months ended June 30, 2014 and 2013, respectively. Revenues from SWH are calculated at $2 per patient per day for any patient that is a member of SWH and in an ECF under contract with the Company. The current agreement with SWH was executed on March 9, 2009 with a one year term, with automatic one year renewals, unless either party gives the other party, written notice ninety (90) days prior to the expiration of the then current term. The agreement can also be terminated upon an Event of Termination, as defined in the agreement. See exhibits 10.23 through 10.25 filed with Amendment No. 1 to Form 10. Another customer accounted for approximately 21% and 27% for the six months ended June 30, 2014 and 2013, respectively. Because of our significant customer concentration, our revenue could fluctuate significantly due to the loss of, reduction of business with, or less favorable terms with any of our significant customers and could materially harm our business and results of operations.

Competition

ADOL’s market competition falls into 3 main categories: patents/licensure, clinical services, and consulting/technology – “Integrators.” Management believes the largest patent holders/filers in the US for telehealth and telemedicine as of 2013 include:

•	Robert Bosch 62 patent filings
•	Medtronic 61 patent filings
•	Philips 43 patent filings
•	Boston Scientific 36 patent filings

American Well, Teladoc, and MDLIVE are three of the largest national telemedicine service providers. The following information was reported on their respective websites:

•	American Well provides a turnkey telehealth product for its clients, by building its own doctors’ network including 50 doctors on staff, and another 1300 nationwide who are available on a per-call basis. They offer a telemedicine application and service model for its clientele at $49 a call/video encounter.
•	Teladoc provides patients with 24/7 access to quality health care via phone, online video and mobile app for treatment of non-emergency medical issues, such as allergies, bronchitis, pink eye and sinus problems. Teladoc’s physicians are board-certified and state-licensed with an average of 15 years’ experience, and complete more than 250,000 consults annually with a 95 percent patient satisfaction rate.
•	MDLIVE a leading telehealth provider of online and on-demand healthcare delivery services and software that benefit patients, hospitals, employers, payers, physician practice groups and accountable-care organizations. MDLIVE has physicians that are licensed in all 50 states and authorized to write prescriptions.

The Company believes that three of the largest equipment and telemedicine system integration companies are AVI-SPL, AMD Global Telemedicine, Inc. (“AMD”) and Global Med.

Each of these system integration works with other technology companies and healthcare information technology companies such as Cisco, Polycom, Rubbermaid, ProConnections, AT&T, Verizon, and others by bundling these companies’ solutions into specific offerings. Once a bundle is created they put their logo/brand on it and sell it into the healthcare marketplace to hospitals, providers, and payors.

•	AVI-SPL designs, develops and implements advanced Telehealth, Telemedicine solutions and integrated operating rooms that improve the patient experience, and facilitate anytime collaboration between doctors and hospitals. Using AVI-SPL integrated medical solutions, caregivers communicate with their patients and peers virtually anywhere at any time, leading to improved department meetings, knowledge sharing, medical training courses, project management, patient care and oversight.
•	AMD is a leading provider of Telemedicine Encounter Management Solutions (TEMS) TM to over 8,100 patient end-points in more than 94 countries.
•	GlobalMed a privately held telemedicine company, is a leader in Telehealth hardware and software research&development, design, engineering, manufacture and support.

Government Regulation

A substantial portion of the Company’s revenue comes from healthcare customers. The Company handles or has access to personal health information subject in the United States to the Health Insurance Portability and Accountability Act (“HIPAA”) and related regulations. These statutes and related regulations impose numerous requirements regarding the use and disclosure of personal health information with which we must comply.

Information Systems: The Company’s information systems, to the extent such systems hold or transmit patient medical information, operate in compliance with state and federal laws and regulations relating to the privacy and security of patient medical information, including HIPAA. While the Company has endeavored to establish its information systems to be compliant with such laws, including HIPAA, such laws are complex and subject to interpretation.

Privacy and Security of Health Information and Personal Information; Standard Transactions: The Company may be engaged by a healthcare practice or facility that is considered a Covered Entity under the terms of HIPAA. In providing and performing administration and support services for such Covered Entities (i.e. physician practices), medical chart review, healthcare facility call and message management, healthcare emergency dispatch and physician practice administration, the company may come in contact with a Covered Entity’s confidential patient medical information. Under such an engagement, the Covered Entity may make available and/or transfer to the Company certain Protected Health Information, as that term is defined and certain Electronic Protected Health Information ("EPHI") as that term is defined, in connection with goods or services that are being provided by the Company to the Covered Entity, that is confidential and subject to protection under HIPAA, HIPAA regulations and the HITECH Act. As such, the Company would be considered a Business Associate of the Covered Entity and further be subject to state and federal laws and implementing regulations relating to the privacy and security of the medical information of the patients the Company’s client physician practices and facilities treat. The Company, as a “Business Associate”, is subject to state and federal laws and implementing regulations relating to the privacy and security of the medical information of the patients its client physicians treat. The principal federal legislation is part of HIPAA, pursuant to which, the Secretary of the Department of Health and Human Services, or “HHS”, has issued final regulations designed to improve the efficiency and effectiveness of the healthcare system by facilitating the electronic exchange of information in certain financial and administrative transactions, while protecting the privacy and security of the patient information exchanged. These regulations also confer certain rights on patients regarding their access to and control of their medical records in the hands of healthcare providers.

Four principal regulations have been issued in final form: privacy regulations, security regulations, standards for electronic transactions, and the National Provider Identifier regulations. The HIPAA privacy regulations, which fully came into effect in April 2003, establish comprehensive federal standards with respect to the uses and disclosures of an individual’s personal health information, referred to in the privacy regulations as “protected health information,” by health plans, healthcare providers, and healthcare clearinghouses. The Company is a Business Associate within the meaning of HIPAA. HIPAA requires health care providers to enter into Business Associate contracts with certain businesses to which they disclose patient health information. These Business Associate contracts generally require the recipients of such information to use appropriate safeguards to protect the patient health information they receive. The regulations establish a complex regulatory framework on a variety of subjects, including:

•	Provide that the company obtain and use confidential patient health information obtained from its clients only as necessary to perform customer service and support functions;

•	Limit access to such information to those employees and agents who perform identified service and support functions;

•	Prohibit disclosure of patient health information received from clients to persons who are not employees or agents of the company in the absence of express approval from legal counsel and, if appropriate, the client and/or patient;

•	Require all employees and agents of the company to report uses and disclosures of patient information that are not permitted by the company’s Privacy and Security Policy;

•	Provide that the company investigate all reports that patient health information was used in a manner not permitted by its Privacy and Security Policy and will impose appropriate sanctions for conduct prohibited by the policy as required and/or permitted by law;

•	Establish and ensure that the company’s employees and agents who may come in contact with patient health information receive training regarding the company’s Privacy and Security Policy and the importance of protecting the privacy and security of patient health information;

•	Provide for the storage and transmission of patient health information received from clients in a secure manner that protects the integrity, confidentiality and availability of the information; and

•	Establish that the company’s employees, contractors and agents who may come in contact with patient health information maintain any and all protected health information obtained through operating their respective businesses confidential, and agree and acknowledge that such information is subject to protection under HIPAA, the HIPAA regulations and the HITECH Act and will conduct their businesses according to such.

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The federal privacy regulations, among other things, restricts the Company’s ability to use or disclose protected health information in the form of patient-identifiable data, without written patient authorization, for purposes other than payment, physician treatment, or healthcare operations (as defined by HIPAA) except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy regulations provide for significant fines and other penalties for wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, the Company could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

The Company has implemented policies and practices that it believes brings it into compliance with the privacy regulations. However, the documentation and process requirements of the privacy regulations are complex and subject to interpretation. Failure to comply with the privacy regulations could subject the Company to sanctions or penalties, loss of business, and negative publicity.

The HIPAA privacy regulations establish a “floor” of minimum protection for patients as to their medical information and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both HIPAA privacy regulations and various state privacy laws. The failure to do so could subject the Company to regulatory actions, including significant fines or penalties, and to private actions by patients, as well as to adverse publicity and possible loss of business. In addition, federal and state laws and judicial decisions provide individuals with various rights for violation of the privacy of their medical information by healthcare providers.

The final HIPAA security regulations, which establish detailed requirements for physical, administrative, and technical measures for safeguarding protected health information in electronic form, became effective on April 21, 2005. The Company has employed what it considers to be a reasonable and appropriate level of physical, administrative and technical safeguards for patient information. Failure to comply with the security regulations could subject the Company to sanctions or penalties and negative publicity.

The final HIPAA regulations for electronic transactions, referred to as the transaction standards, establish uniform standards for certain specific electronic transactions and code sets and mandatory requirements as to data form and data content to be used in connection with common electronic transactions, such as billing claims, remittance advices, enrollment, and eligibility.

The HIPAA regulations on adoption of national provider identifiers, or NPI, required healthcare providers to adopt new, unique identifiers for reporting on claims transactions submitted after May 23, 2007. The Company may obtain NPIs for our client physicians so that we may report NPIs to Medicare, Medicaid, and other health plans on their behalf.

The healthcare information of the Company’s client physician’s patients includes social security numbers and other personal information that are not of an exclusively medical nature. The consumer protection laws of a majority of states now require organizations that maintain such personal information to notify each individual if their personal information is accessed by unauthorized persons or organizations, so that the individuals can, among other things, take steps to protect themselves from identity theft. The costs of notification and the adverse publicity can both be significant. Failure to comply with these state consumer protection laws can subject a company to penalties that vary from state to state, but may include significant civil monetary penalties, as well as to private litigation and adverse publicity. California recently enacted legislation that expanded its version of a notification law to cover improper access to medical information generally, and other states may follow suit.

Federal and State Fraud and Abuse Laws: The federal healthcare Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce referrals or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under a governmental payor program. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests, opportunity to earn income, and providing anything at less than its fair market value. The Anti-Kickback Statute is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, HHS has issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions that, if met, will provide healthcare providers and other parties with an affirmative defense against prosecution under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued.

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Corporate Practice of Medicine: The Company’s contractual relationships with licensed healthcare practices and providers are subject to regulatory oversight, mainly by state licensing authorities. In certain states, for example, limitations may apply to the relationship with the provider that the Company intends to engage, particularly in terms of the degree of control that the Company exercises or has the power to exercise over the practice of medicine by those providers. A number of states, including Florida, New York, Texas, and California, have enacted laws prohibiting business corporations, such as the Company, from practicing medicine and employing or engaging physicians to practice medicine. These requirements are generally imposed by state law in the states in which we operate, vary from state to state, and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Some of these requirements may apply to the Company even if it does not have a physical presence in the state, based solely on the engagement of a healthcare provider licensed in the state or the provision of services to a resident of the state. The Company believes that it operates in material compliance with these requirements. However, failure to comply can lead to action against the Company and the licensed healthcare professionals that the Company engages, fines or penalties, receipt of cease and desist orders from state regulators, loss of healthcare professionals’ licenses or permits, the need to make changes to the terms of engagement of those professionals that interfere with the Company’s business, and other material adverse consequences.

Referrals of a Public Company: A public company is not able to accept referrals from physicians who own, directly or indirectly, shares of its stock unless it complies with the Stark Law exception for publicly traded securities. This requires, among other things, $75 million in stockholders’ equity (total assets minus total liabilities). The parallel safe harbor requires, among other things, $50 million in undepreciated net tangible assets, in order for any distributions to such stockholders to be protected under the Anti-Kickback Statute. We intend to become publicly traded in the future.

Compliance Programs: Compliance with government rules and regulations is a significant concern throughout the industry, in part due to evolving interpretations of these rules and regulations. The Company seeks to conduct its business in compliance with all statutes and regulations applicable to its operations. To this end, the Company has established and continues to establish compliance programs that review for regulatory compliance procedures, policies, and facilities throughout its business.

Company and Other Information

We were incorporated under the laws of the State of Delaware in April 1999. Our principal executive office is located at 200 Mill Road, Suite 350A, Fairhaven, MA 02719, and our telephone number is (866) 539-7379. Our website address is www.adoltelemed.com. We do not incorporate the information on or accessible through our website into this registration statement, and you should not consider any information on, or that can be accessed through, our website a part of this registration statement.

Employees

We currently have 5 employees (full time/part time), other than our three officers and directors. We intend to hire additional employees as described in our plan of operations if we are able to raise the required funds.

Item 1A. Risk Factors.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Registration Statement, including our financial statements and related notes, before investing in our common stock. If any of the following risks are realized, in whole or in part, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Corporation

We have incurred losses from operations since inception and continued losses threaten the company’s ability to remain in business and pursue our business plan.

Since inception in 1999 through June 30, 2014, ADOL has incurred cumulative losses of $15,532,846. We anticipate incurring additional losses from operating activities in the near future. Even if ADOL is able to obtain additional equity financing, investors have no assurance we will be able achieve profitability in our operations. Until we achieve break even between revenues and expenses, we will remain dependent on obtaining additional debt and equity funding. In the event ADOL does not become profitable within a reasonable period of time, we may cease operations.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We incurred a net loss of $1,182,964 for the six month period ended June 30, 2014 and a net loss of $4,724,950 for the year ending December 31, 2013. Because we are yet to attain profitable operations, in their report on our financial statements for the year ended December 31, 2013, our independent auditors included an explanatory paragraph regarding their substantial doubt about our ability to continue as a going concern. We will continue to experience net operating losses in the foreseeable future. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loan from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. We anticipate that we will require $180,000 in additional financing in order to continue our operations for the next twelve months. Our financial statements contain additional note disclosures describing the management’s assessment of our ability to continue as a going concern.

ADOL has significant customer concentration, such that the loss of either of its key customers would have a significant impact on ADOL’s business and operations and could cause ADOL’s business to fail.

A small number of customers account for a large share of ADOL’s net sales. In 2013, two of ADOL’s customers, Senior Whole Health (“SWH”) and Royal Health Group in the aggregate, accounted for approximately 43% of net sales. The concentration of ADOL’s business with such a small number of customers may expose ADOL to a material adverse effect if one or both of these customers were to significantly reduce their use of ADOL for any reason or favor competitors or new entrants (see Customers).

If ADOL does not obtain additional financing, ADOL’s business will fail.

ADOL anticipates that additional funding will be needed for general administrative expenses and marketing costs. At this time it is our intention to raise the required funds through an equity placement by filing a registration statement, whereby we will register additional shares of our common stock for sale. However, there is no guarantee that we will be able to raise the required cash and because of this ADOL’s business may fail. We do not currently generate sufficient revenue from operations to pay all of our monthly expenses.

We do not currently have any arrangements for financing. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. The most likely source of future funds available to us is through the sale of additional shares of common stock, debt financing or advances made from stockholders

Our financial condition could be adversely affected if our available liquidity is insufficient.

If our business is significantly adversely affected by deterioration in the economic environment or otherwise, it could lead us to seek new or additional sources of liquidity to fund the company’s needs. Currently, for a non-investment-grade company such as ours, the capital markets are challenging, with limited available financing and at higher costs than in recent years. There can be no guarantee that ADOL would be able to access any new sources of liquidity on commercially reasonable terms or at all.

We have no experience as a public company.

We have never operated as a public company. At the time this registration statement becomes effective we will become subject to the reporting requirements of the Securities Exchange Act of 1934. ADOL has no experience in complying with the various rules and regulations, which are required of a publicly reporting company. As a result, we may not be able to operate successfully as a publicly reporting company, even if ADOL’s operations are successful.

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We currently have only a small management team and staff, which could limit ADOL’s ability to effectively seize market opportunities and grow our business.

ADOL’s operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, ADOL’s success will depend, among other factors, upon how ADOL will manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a business, including but not limited to channels of distribution, and current and future development. In addition, ADOL has only a small management team and staff to grow ADOL’s business and manage the risks inherent in a growing business enterprise. These factors could limit ADOL’s ability to effectively seize market opportunities and grow ADOL’s business.

We will incur increased costs as a result of being a public company. These costs will adversely impact ADOL’s results of operations.

At the time this registration statement becomes effective we will become subject to the reporting requirements of the Securities Exchange Act of 1934. As a result of being subject to these reporting requirements, ADOL will incur significant legal, accounting and other expenses that a private company does not incur. We estimate these costs to be approximately $150,000 annually and include the costs associated with having our financial statements prepared, audited and filed with the Securities and Exchange Commission (“SEC”) via EDGAR (the Electronic Data Gathering, Analysis, and Retrieval system) and XBRL (eXtensible Business Reporting Language) costs.

In addition, when and if we become publicly traded, we have costs associated with our transfer agent. The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors' and officers' liability insurance. These added costs will delay the time in which we may expect to achieve profitability, if at all.

Our results of operations may vary significantly from period to period, which could cause the trading price of our common stock to decline if and when our common stock trades.

Our results of operations may vary significantly as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract and retain new customers;

•	the budgeting cycles and purchasing practices of customers;

•	the timing and length of our sales cycles;

•	changes in customer or reseller requirements or market needs;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of the market, including consolidation among our customers or competitors;

•	insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our licenses, subscriptions and services;

•	the cost and potential outcomes of future litigation;

•	general economic conditions;

•	future accounting pronouncements or changes in our accounting policies or practices; and

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. There is currently no trading market for our common stock and there is no guarantee that one will be established. However, if we do establish a trading market for our common stock and if we fail to meet such expectations for these or other reasons, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

We are highly dependent on our Chairman and our Chief Executive Officer and the loss of either of them could have a material adverse effect on ADOL’s business and results of operations. Further, we may not be able to attract qualified directors or officers to replace them or other key management personnel necessary to grow our business.

We are highly reliant on the services of our Chairman and Chief Innovations Officer; Paul Bulat, MD and our Chief Executive Officer, Brian G. Lane. If either left, it could have a material adverse effect on our business and results of operations. The Company has employment agreements with Mr. Lane and Dr. Bulat that expire in December, 2015, at which time we may seek to renew such agreements. Furthermore, we must continue to hire experienced managers to continue to grow our business. As a company with limited operating history, we may have difficulty attracting and retaining new individuals. If we are not successful in attracting management, it could have a material adverse effect on our ability to grow our business, which would adversely affect our results of operations and financial condition.

Potential conflicts of interest may result in loss of business which may result in the failure of the business.

Currently Mr. Hollander is a member of our Board of Directors and our CFO. Mr. Hollander is also the CFO and a director of Agritek Holdings, Inc. (a Delaware registered public company “AGTK”), the CFO of 800 Commerce, Inc. (a Florida registered public company “ETHG”), the CFO of Cabinet Grow, Inc. (a Nevada corporation that filed a registration statement on Form S-1 on July 28, 2014) and is the sole member of Venture Equity, LLC, a Florida Limited Liability Company, providing accounting and company consulting services. Mr. Hollander is not obligated to commit his full time and attention to our business and accordingly, may encounter a conflict of interest in allocating his time between our company and those of other businesses. We estimate that Mr. Hollander will spend approximately 20 hours per week on matters related to the Company.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

•	the corporation could financial undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would be unfair to the corporation and our stockholders not to bring the opportunity to the attention of the corporation.

We do not expect any conflict of interest with Mr. Hollander because the business activities of the aforementioned companies are different from our business activities.

Supporting a growing customer base could strain our personnel and corporate infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

Our current management and human resources infrastructure is comprised of our Chairman, our CEO and several outsourced consultants. Our success will depend, in part, upon the ability of our Management to manage our proposed business effectively. To do so, we will need to hire, train and manage new employees as needed. To manage the expected domestic growth of ADOL’s operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully scale our operations and increase productivity, we will be unable to execute our business plan.

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If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

Our business model is subject to change

We may elect to make hiring, marketing, pricing, and service decisions that could increase our expenses, affect our revenues and impact our overall financial results. Moreover, because our expense levels in any given quarter are based, in part, on management’s expectations regarding future revenues, if revenues are below expectations, the effect on our operating results may be magnified by our inability to adjust spending in a timely manner to compensate for a shortfall in revenues. The extent to which expenses are not subsequently followed by increased revenues would harm our operating results and could seriously impair our business.

ADOL’s Directors and Officers possess the majority of our voting power, and through this ownership, control our Company and our corporate actions.

Our current Officers and Directors as a group hold approximately 71% of the voting power of the outstanding shares of stock. These Officers and Directors have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such officer and director may also have the power to prevent or cause a change in control. In addition, without the consent of these stockholders, ADOL could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may give rise to a conflict of interest with the Company and the Company’s other shareholders.  For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

Legal proceedings to assert our intellectual property rights could require us to spend money and could impair our operations.

In the event that a competitor infringes upon our intellectual property rights, enforcing these rights may be costly, difficult, and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our intellectual property rights against challenge could be expensive and time-consuming and could divert our management’s attention from our primary business. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents or other intellectual property rights against a challenge. If we are unsuccessful in enforcing and protecting our intellectual property rights and protecting our products, it could harm our business, results of operations and financial condition.

We may encounter issues with privacy and security of personal information.

A substantial portion of our revenue comes from healthcare customers. Our software solutions may handle or have access to personal health information subject in the United States to HIPAA and related regulations. These statutes and related regulations impose numerous requirements regarding the use and disclosure of personal health information with which we must comply. Our failure to accurately anticipate or interpret these complex and technical laws and regulations could subject us to civil and/or criminal liability. We make every effort to comply with these and all relevant statutes and regulations. Such failure could adversely impact our ability to market and sell our software solutions to healthcare customers, and have a material adverse impact on our software operations, financial condition and statement of income.

We have limited licensing and marketing experience, sales force or distribution capabilities. We currently do not have any sales staff and even if we are unable to recruit key personnel to perform these functions, we may not be able to successfully commercialize our patents.

Our ability to produce revenues ultimately depends on our ability to sell our products and services. We currently have limited experience in marketing or selling our products and services. Developing a marketing and sales force is time-consuming and will involve the investment of significant amounts of financial and management resources, and could delay the launch of new products/services or expansion of existing product/service sales. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

Furthermore, even if we enter into marketing and distributing arrangements with third parties, these third parties may not be successful or effective in licensing and marketing our patents. If we fail to create successful and effective licensing, marketing and distribution channels, our ability to generate revenue and achieve our anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, licensing of our patents could be reduced, and our business, financial condition and results of operations could be harmed.

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Claims by others that we infringe their proprietary technology or other rights could harm our business.

Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. As we attempt to gain an increasingly higher profile, the possibility of intellectual property rights claims against us grows. Third parties may assert claims of infringement of intellectual property rights against us. As of the date of this Form 10 registration statement, no claims have been made against us. Third parties may in the future also assert claims against our customers or channel partners, with whom we may have license and other agreements that could obligate us to indemnify against claims that our products infringe the intellectual property rights of third parties. While we intend to increase the size of our patent portfolio, others may now and in the future have significantly larger and more mature patent portfolios than we have. In addition, future litigation may involve patent holding companies or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. Any claim of intellectual property infringement by a third party, even a claim without merit, could cause us to incur substantial costs defending against such claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by the discovery process.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its technology or other intellectual property on reasonable terms, or at all, we could be enjoined from continued use of such intellectual property. As a result, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we could be unable to continue to offer our affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products, providing certain subscriptions or performing certain services or that requires us to pay substantial damages, royalties or other fees. Any of these events could harm our business, financial condition and results of operations.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property. To protect our intellectual property rights, we rely on a combination of patent, and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. Despite these efforts, any of the following may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	once issued, such issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

Our ability to maintain customer satisfaction depends in part on the quality of our professional service organization and technical and other support services. Failure to maintain high-quality customer support could have a material adverse effect on our business, financial condition and results of operations.

Once our platform is deployed within our customers’ networks, our customers may depend on our technical and other support services, as well as the support of our channel partners, to resolve any issues relating to the implementation and maintenance of our platform. If we or our channel partners do not effectively assist our customers in deploying our platform, succeed in helping our customers quickly resolve post-deployment issues, or provide effective ongoing support, our ability to sell additional products, subscriptions or services as part of our platform to existing customers would be adversely affected and our reputation with potential customers could be damaged. Many larger organizations have more complex networks and require higher levels of support than smaller customers. If we fail to meet the requirements of our larger customers, it may be more difficult to execute on our strategy of upselling and cross selling with these customers. Additionally, if our channel partners do not effectively provide support to the satisfaction of our customers, we may be required to provide this level of support to those customers, which would require us to hire additional personnel and to invest in additional resources. We are also in the process of expanding our professional services organization. It can take significant time and resources to recruit, hire, and train qualified technical support and professional services employees. We may not be able to hire such resources fast enough to keep up with demand, particularly when the sales of our platform exceed our internal forecasts. To the extent that we or our channel partners are unsuccessful in hiring, training, and retaining adequate support resources, our ability and the ability of our channel partners to provide adequate and timely support to our customers will be negatively impacted, and our customers’ satisfaction with our platform will be adversely affected.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

Our business strategy calls for us to enter into licensing relationships with the leading companies in our target market in order to reach a larger end-user base than we could reach through direct sales and marketing efforts. There can be no assurance that we will be able to capitalize on the potential market opportunity. Our inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified; and

•	we may not be successful in entering into licensing relationships with our targeted customers on commercially acceptable terms.

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Intellectual property rights do not necessarily address all potential threats to our competitive position.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive position. We may face, among others, the following threats or challenges:

•	Others may be able to develop technology or systems that are similar to our products and systems but that are not covered by the claims of the patents that we own or have exclusively licensed.

•	Others may assert an ownership interest in any of our intellectual property rights or raise an inventorship issue with respect to our patent filings. No such claims have been raised to date.

•	We or our licensors, or contracted entities might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

•	Although we are unaware of any such conflicts, we or our licensors or contracted entities might not have been the first to file patent applications covering certain of our inventions.

•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

•	Our pending patent applications may not lead to issued patents.

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors. To date no such claims have been made.

•	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets. We current only have U.S. patent rights.

•	We may not develop additional proprietary technologies that are patentable.

•	The patents of others may have an adverse effect on our business.

Our current research and development efforts may not produce successful products or enhancements to our platform that result in significant revenue, cost savings or other benefits in the near future, if at all.

We must continue to dedicate significant financial and other resources to our research and development efforts if we are to establish, then maintain a competitive position. However, developing products and enhancements to our platform is expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our platform, design improvements, cost savings, revenue or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Obtaining and enforcing patents is costly, time-consuming and inherently uncertain. In addition, Congress may pass patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. If we are unable to obtain new patents or enforce our existing patents, our business, financial condition, and results of operations would adversely affect our financial condition.

Risks Related to the Securities Markets and Ownership of Our Common Stock

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. It is our plan to utilize a market maker who will apply to have our common stock quoted on the over the counter market operated by the OTC Markets Group. We intend to apply for the OTCQB level of such market (“OTCQB”) To be eligible to trade on OTCQB, companies are required to meet a ($.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTCQB Certification signed by the company CEO or CFO. In the event we do not meet the eligibility requirements for the OTCQB we will apply for trading on the OTC Markets Pink level of quotation.

Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Failure to develop or maintain a trading market could negatively affect the value of our common stock in the hands of our investors and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

13

If and when a market for our common stock develops, the price of our common stock may be volatile, and the value of an investment could decline.

Technology stocks have historically experienced high levels of volatility. If we are able to obtain a trading symbol and have our shares of common stock quoted on the OTCQB, the trading price of our common stock may fluctuate substantially. The market price of our common stock may be higher or lower than the price paid for shares of our common stock, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause an investor to lose all or part of their investment in our common stock. Factors that could cause fluctuations in the future trading price of our common stock include the following:

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general and of companies in our industry in particular;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	actual or anticipated changes or fluctuations in our results of operations;

•	whether our results of operations meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	litigation involving us, our industry, or both;

•	regulatory developments in the United States;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our common stock; or

•	departures of key personnel.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, if established, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

There is currently no public trading market for our common stock, however, we hope that one will be established in the future. Sales of a substantial number of shares of our common stock in the public market in the future, or the perception that such sales could occur, could adversely affect the market price of our common stock, when and if established, and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. As of June 30, 2014, we had approximately 19,276,463 shares of common stock outstanding on a fully diluted basis, including the conversion of 3,500,000 shares of Class A preferred stock into 7,000,000 shares of common stock and the conversion of convertible promissory notes of $104,055 into 104,055 shares of common stock and excludes outstanding vested options to purchase 4,107,360 shares of common stock.

We may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Insiders will continue to have substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who owns greater than 5% of our outstanding common stock, in the aggregate, beneficially own approximately 71% of the outstanding shares of our common stock, based on the number of shares outstanding as of June 30, 2014. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never paid dividends on our common stock. Also, we do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired a Chief Financial Officer to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will increase our general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards are unsuccessful, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.

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We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of offering public offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to adopt these reduced disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” we will remain an emerging growth company from up to the last day of the fifth anniversary of your first registered sale of common equity securities, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As a result of becoming a public reporting company, we will be obligated to implement and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock if and when it is publicly traded.

We will be required, pursuant to the Exchange Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this registration statement. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

In connection with the preparation of our audited consolidated financial statements for the year ended December 31, 2013, we and our independent auditors identified material weaknesses relating to our internal control over the financial reporting process and information technology.

During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting that we are unable to remediate before the end of the same fiscal year in which the material weakness is identified, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors, when required, are unable to attest to management’s report on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline when and if a trading market is established.

As a publicly reporting company, we will be required to disclose material changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of (i) the year following our first annual report required to be filed with the SEC, (ii) the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act or (iii) we are no longer a smaller reporting company. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the requirement for the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the management of our business or certain provisions of our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt;

•	the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

Our common stock if it becomes listed on the OTCQB will be considered “penny stock” and may be difficult to sell.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share and trades on a national market system with certain initial quantitative listing standards, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

•	In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.  In addition, since the common stock will be traded on the OTCQB Marketplace, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our operating history makes it difficult for you to evaluate the merits of our ongoing business prospects.

Our revenues were $425,918 and $267,849 for the years ended December 31, 2013 and 2012, respectively, and $246,778 for the six months ended June 30, 2014. For the years ended December 31, 2013 and 2012 and for the six months ended June 30, 2014, we had net losses of $4,724,950, $1,734,290 and $1,182,964, respectively. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. We are subject to the risks inherent in any new business in a highly competitive marketplace. Products and services that we have recently introduced or plan to introduce in the near future increase our new-business risks and your difficulty in assessing our prospects. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also have established an equity incentive plan for our management and employees. We have granted options to purchase shares of our common stock, and we may grant additional options and stock awards in the future. The issuance of shares of our common stock form the granting of stock awards and upon the exercise of these options may result in dilution to our stockholders.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended, provides for the authorization to issue up to 15,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. In consideration of a Patent Assignment Agreement, the Company issued to Dr. Paul Bulat, 3,500,000 shares of Class A Preferred Stock that have voting rights to cast fifteen (15) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law and at Mr. Bulat’s option convert to 7,000,000 shares of common stock. The issuance of any additional class of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.  For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  In addition, advanced notice is required prior to stockholder proposals.

The Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the Penny Stock Rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A significant amount of our issued and outstanding shares of common stock are restricted securities and may not be freely resold to the public. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, if a market then exists for our common stock, the price of our common stock could be adversely affected.

A significant amount of our issued and outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Although Rule 144 may not be immediately available to permit resale of such shares, once available, and given the number of shares that would no longer be restricted, sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, could have an immediate negative effect upon the price of our common stock if a trading market for our common stock has been established at that time.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Our certificate of incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of common stock with a $0.01 par value and 15,000,000 preferred shares with a par value of $0.01. As of August 31, 2014, 12,172,408 shares of common stock were issued and outstanding, 3,500,000 shares of Series A Convertible Preferred Stock were issued and outstanding and 179,667 shares of Series B Convertible Preferred Stock were outstanding. If we issue any additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

Moreover, in the past, we have issued options to acquire shares of common stock. As of August 31, 2014, we had options to purchase an aggregate of 4,262,360 shares of our common stock. In addition, the issuance of any shares for acquisition, licensing or financing efforts, or exercise of warrants and options and issuance of stock award grants pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this registration statement, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

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For the year ended December 31, 2013 compared to December 31, 2012

Results of Operations

General

The Company, through PDRx, currently provides weekday after hour and weekend physician coverage services to the primary care physicians at nursing homes and extended care facilities (“ECF’S”).  During our hours of operation nurses may call our facility to manage the care of a specific patient.  Our physicians are located at a call center and interact with the nurse, family, and patient via phone and/or video.  Our services are paid by the facility on a monthly basis, pursuant to annual contracts. These facilities generally pay us $2,500 a month. This fee arrangement covers all services to the nursing home regardless of the number of calls. Our physicians are paid hourly as independent contractors for their services. The company also has a contract with Senior Whole Health (“SWH”), a senior care organization. If any patient at one of our contracted facilities is a member of SWH, SWH compensates the Company $2 per day for that patient and the Company issues a credit to the nursing home or ECF for the amount received from SWH for member patients at their facility.

Revenues

Revenues for the years ended December 31, 2013 and 2012 were $425,918 and $267,849, respectively. The increase of $158,069 was a result of the following:

Contracts in effect for full year in 2013 versus partial in 2012	$42,000
New contracts beginning in 2013	58,000
Began providing physicals in April 2013	30,000
Fluctuation due to patient census and encounters	69,069
2012 contracts expired	(41,000)
$158,069

At various times during the year ended December 31, 2012, the Company obtained new contracts covering 7 facilities. The effect of having these contracts in place for the entire year ending December 31, 2013, resulting in an increase from these facilities of approximately $42,000 compared to December 31, 2012. The company entered into 3 new contracts during the year ended December 31, 2013, which resulted in additional revenues of approximately $58,000 compared to the year ended December 31, 2012. Also during the year ended December 31, 2013, the Company began providing physical exams at facilities that were utilizing our telemedicine services. Lastly, we had an increase of approximately $69,069 related to the increase in patients in our contracted ECF’s that are members of SWH, for which we receive $2 per day per patient. These increases were partially offset by $41,000 for facilities whose contracts expired during the year ended December 31, 2012.

Operating Expenses

Operating expenses were $5,143,660 for the year ended December 31, 2013 compared to $2,002,139 for the year ended December 31, 2012.

	Year ended December 31,
	2013	2012
Administration and management fees	$218,855	$209,356
Stock compensation expense	4,105,546	1,388,829
Professional and consulting fees	606,772	146,282
Rent and occupancy costs	23,758	42,777
Travel and entertainment	26,918	24,845
Advertising and marketing	5,231	52,360
Insurance	49,890	48,249
Depreciation and amortization	30,224	37,913
General and other administrative	76,466	51,528
	$5,143,660	$2,002,139

Stock compensation expense is comprised of the following:

	Year ended December 31,
	2013	2012
Amortization of 2011 stock option grants	$102,101	$102,101
Amortization of 2012 stock option grants	57,582	1,286,728
2013 stock option grants	114,683	—
Preferred stock(1)	3,483,325	—
Common stock(2)	216,981	—
Stock grants(3)	130,874	—
	$4,105,546	$1,388,829

(1) Represents 3,500,000 shares of Series A Preferred Stock issued to Dr. Paul Bulat pursuant to the Patent Purchase Agreement. The shares of Series A Preferred Stock were valued $1.00 per share.

(2) Represents 347,170 shares of common stock issued and fully vested to the CFO and an additional 520,754 shares have been issued and recorded as deferred equity compensation and will be expensed and amortized over a twelve month term. The shares of common stock were valued at $0.50 per share. Accordingly, the company has expensed $173,585 for the shares of common stock that vested upon their issuance and amortized $43,396 of stock compensation for the year ended December 31, 2013. As of January 1, 2014 there remains $216,981 of deferred equity compensation that will be amortized on a monthly basis from January through October 2014.

(3) Shares of common stock issued in the aggregate of 261,748 to four individuals for services rendered to the Company. The shares of common stock were valued at $0.50 per share.

Professional and consulting fees increased to $606,772 for the year ended December 31, 2013 compared to $146,282 for the year ended December 31, 2012 and is comprised of the following:

	Year ended December 31,
	2013	2012
Outside services fees	$273,129	$113,011
Consulting fees	191,623	653
Legal fees	102,886	26,808
Accounting fees	39,134	5,810
	$606,772	$146,282

The increase in outside services for the year ended December 31, 2013 primarily is a result the Company hiring a Chief Medical Officer (“CMO”), an Assistant Chief Medical Officer (“ACMO”) and a Chief Technology Officer (“CTO”) in June 2013. The CMO, ACMO and CTO costs were $40,500, $30,625 and $36,000, respectively. The Company also incurred costs of $19,868 related to physical examinations which commenced in 2013. The increase in consulting fees for the year ended December 31, 2013 is primarily a result of $140,000 pursuant to consulting agreements with ipCG relating to the Company’s intellectual property and expenses of $47,100 incurred for preparing to become a publicly traded company. The increase in legal fees for the year ended December 31, 2013, consists of costs associated with the Company’s lawsuit against Healthbridge Management, Inc. The increase in accounting fees is primarily a result of auditing costs in preparing to become a publicly reporting company.

Advertising and marketing decreased to $5,231 for the year ended December 31, 2013 compared to $52,360 for the year ended December 31, 2012. The fees incurred for 2012 were in relation to sales marketing material, brochures and costs associated with the build out of our platform.

General and other administrative costs for the year ended December 31, 2013 were $76,466 compared to $51,528 for the year ended December 31, 2012. Expenses for the year ended December 31, 2013 include finance fees of $30,675 pursuant to a Placement Agent and Advisory Services Agreement, payroll costs of $15,413, internet costs of $9,501, office supplies and expense of $10,295 and $10,582 of other general and administrative costs.

Net Loss

For the years ended December 31, 2013 and 2012, our net loss was $4,724,950 and $1,734,290, respectively. The increase in net loss in 2013 was due primarily to the increase in total operating expenses, offset by increased revenues, as described above.

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Liquidity and Capital Resources

As of December 31, 2013, the Company had $225,199 in current assets, consisting of $96,782 in cash, $115,917 in accounts receivable and $12,500 in prepaid expenses. As of December 31, 2013, the Company had $330,554 in current liabilities consisting of accounts payable and accrued expenses of $308,944 and $21,610 of accounts payable and accrued expense, related party and convertible notes payable of $104,055 to our Chairman for loans made to the Company or expenses paid on behalf of the Company. During the year ended December 31, 2013, we issued six convertible promissory notes (the “2013 Notes”) to Dr. Paul Bulat, our founder, Chief Innovation Officer and Chairman of the board of directors. The 2013 Notes in the aggregate total $105,055, accrue interest at 5% per year and are due on their three year anniversary (the “Maturity Date”) of the issuance date. During the year ended December 31, 2013, the Company repaid $1,000 of the 2013 Notes.

Net cash used in operating activities was $373,662 for the year ended December 31, 2013 compared to $189,986 for the year ended December 31, 2012. Negative cash flow from operations for 2013 was due to the net loss of $4,724,950, an increase of $12,500 in prepaid expenses and an increase in accounts receivable of $61,491; offset by the non-cash stock-based compensation of $4,105,546, amortization and depreciation expenses of $30,224 and an increase in accounts payable and accrued expenses in the amount of $289,509. Negative cash flow from operations for 2012 was due to the net loss of $1,734,290, offset by a decrease of $1,917 in prepaid expenses, a decrease in accounts receivable of $56,429; offset by non-cash stock-based compensation of $1,388,829, amortization and depreciation expenses of $37,912 and an increase in accounts payable and accrued expenses in the amount of $59,217.

Net cash used in investing activities was $12,726 compared to $6,611 for the years ended December 31, 2013 and 2012, respectively. The cash flows from investing activities during the year ended December 31, 2013 was due to costs associated with the Company’s patents. Cash flows from investing activities during the year ended December 31, 2012 was primarily due to cost associated with the purchase of computer equipment.

Net cash provided by financing activities was $474,055 and $149,500 for the years ended December 31, 2013 and 2012, respectively. The cash flows from financing activities for the year ended December 31, 2013 were a result of proceeds from the sale of 740,000 shares of common stock at $.50 per share, or $370,000, proceeds of $105,055 from advances from a related party; offset by repayments of $1,000 on convertible notes to the same related party. Cash flows from financing activities for the year ended December 31, 2012 were a result of proceeds from the sale of common stock.

We anticipate that we will need a minimum of $180,000 to continue our operations for the next twelve (12) months. ADOL currently plans to satisfy its cash requirements for the next 12 months though it’s current cash, sales, and raising funds in capital raise transactions and if necessary by borrowing from its officers and directors or companies affiliated with its officers and directors. ADOL believes it will meet its cash requirements although it has no agreements in place for a capital raise transaction or from any of its officers or directors.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2013 the Company had an accumulated deficit of $14,333,703 and a working capital deficit of $105,350. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the six months ended June 30, 2014 compared to June 30, 2013

General

The Company, through PDRx, currently provides weekday after hour and weekend physician coverage services to the primary care physicians at nursing homes and extended care facilities (“ECF’S”).  During our hours of operation nurses may call our facility to manage the care of a specific patient.  Our physicians are located at a call center and interact with the nurse, family, and patient via phone and/or video.  Our services are paid by the facility on a monthly basis, pursuant to annual contracts. These facilities generally pay us $2,500 a month. This fee arrangement covers all services to the nursing home regardless of the number of calls. Our physicians are paid hourly as independent contractors for their services. The company also has a contract with Senior Whole Health (“SWH”), a senior care organization. If any patient at one of our contracted facilities is a member of SWH, SWH compensates the Company $2 per day for that patient and the Company issued a credit to the nursing home or ECF for the amount received from SWH for their facility.

Results of Operations

Revenues

Revenues for the six months ended June 30, 2014 were $246,778, compared to $196,015 for the six months ended June 30, 2013. The increase of $50,763 for the six months ended June 30, 2014 includes an increase of $18,150 for physical examinations. The Company began to provide physical examinations in April 2013, accordingly the six months ended June 30, 2013, did not realize revenue for the full six months therein, compared to the six months ended June 30, 2014. Other increases were a result of new contracts generating $13,945 for the six months ended June 30, 2104 and $18,668 due to increases in SWH members for the six months ended June 30, 2014 compared to June 30, 2013.

Operating Expenses

Operating expenses were $1,416,281 for the six months ended June 30, 2014 compared to $640,458 for the six months ended June 30, 2013 and were comprised of the following:

	Six months ended June 30,
	2014	2013
Administration and management fees (A)	$221,135	$108,298
Stock compensation expense (B)	644,241	315,813
Professional and consulting fees (C)	385,066	120,026
Rent and occupancy costs (D)	42,432	10,190
Travel and entertainment	23,866	16,904
Advertising and marketing	1,559	3,710
Insurance	30,200	26,985
Depreciation and amortization	12,081	15,389
General and other administrative (E)	55,701	23,143
	$1,416,281	$640,458

(A)	Administration and management fees increased by $112,837 for the six months ended June 30, 2014, compared to the six months ended June 30, 2013. The increase was a result of the Company expensing $10,000 per month for Mr. Bulat for services as the Chief Innovations Officer and $8,000 per month to Venture Equity, LLC for CFO services performed by Mr. Hollander, the sole member of Venture Equity.

(B)	Stock compensation expense is comprised of the following:

	Six months ended June 30,
	2014	2013
Amortization of 2011 stock option grants	$20,058	$51,050
Amortization of 2012 stock option grants	28,792	28.792
Amortization of 2013 stock option grants	9,586	4,793
2013 stock option grants	—	100,304
Stock grants (1)	455,617	130,874
Amortization of deferred equity compensation (2)	130,188	—
	$644,241	$315,813

(1) During the six months ended June 30, 2014, the Company issued 911,233 shares of common stock pursuant to a consulting agreement. The shares were valued at $.50 per share, the most recent sales price of the Company’s common stock. Shares of common stock aggregating 261,748 were issued for the six months ended June 30, 2013, to four individuals for services rendered to the Company. The shares of common stock were valued at $0.50 per share.

(2) Represents the amortization for the six months ended June 30, 2014, for the shares issued in 2013 to the CFO. There remains $86,793 of deferred equity compensation that will be amortized on a monthly basis from July through October 2014.

(C)	Professional and consulting fees increased to $385,066 for the six months ended June 30, 2014 compared to $120,026 for the six months ended June 30, 2013 and is comprised of the following:

	Six months ended June 30,
	2014	2013
Outside services fees	$213,564	$46,882
Consulting fees	90,300	40,556
Legal fees	63,702	31,537
Accounting fees	17,500	1,051
	$385,066	$120,026

Outside services of $213,564 for the six months ended June 30, 2014 is primarily a result of fees accrued for our Chief Medical Officer of $36,000, Assistant Chief Medical Officer of $29,400 and Chief Technology Officer of $36,000, cost associated with providing physical examinations of $20,961 and fees accrued for the Company’s clinical staff of $90,890. Outside services for the six months ended June 30, 2013, were substantially comprised of clinical staff costs of $39,840 and $4,644 of costs for providing physical examinations (beginning in April 2013).

The increase in consulting fees for the six months ended June 30, 2014 is primarily a result of fees accrued pursuant to a Consulting Agreement of $77,800 and fees related to preparing the Company to become a publicly traded of $12,500. The increase in legal fees to $63,702 for the six months ended June 30, 2014, are primarily costs associated with the Company’s lawsuit against Healthbridge. The increase in accounting fees of $17,500 is a result of costs related to preparing the Company to become publicly traded.

(D)	Rent and occupancy costs increased for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 is a result of the Company, effective January 1, 2014, making monthly rent payments of $5,880 owed by SLEA.

(E)	General and other administrative costs for the six months ended June 30, 2014 were $55,701 compared to $23,143 for the six months ended June 30, 2013. Expenses for the six months ended June 30, 2014 include financing fees of $24,737 pursuant to the PAASA, payroll costs of $11,937, internet and software costs of $6,096, office supplies and expense of $6,657 and $6,275 of other general and administrative costs.

Liquidity and Capital Resources

As of June 30, 2014, the Company had $106,351 in current assets, consisting of $5,210 in cash and $101,141 in accounts receivable. As of June 30, 2014, the Company had $751,318 in current liabilities consisting of accounts payable and accrued expenses of $603,156, $114,692 of accounts payable and accrued expense, related party and $35,000 related to Series B convertible preferred stock. Long term debt is comprised of convertible notes payable of $104,055 to our Chairman for loans made to the Company or expenses paid on behalf of the Company. During the year ended December 31, 2013, we issued six convertible promissory notes (the “2013 Notes”) to Dr. Paul Bulat, our founder, Chief Innovation Officer and Chairman of the board of directors. The 2013 Notes in the aggregate total $105,055, accrue interest at 5% per year and are due on their three year anniversary (the “Maturity Date”) of the issuance date. During the year ended December 31, 2013, the Company repaid $1,000 of the 2013 Notes.

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Operating Activities

For the six months ended June 30, 2014, net cash used in operating activities was $104,853 compared to $123,608 for the six months ended June 30, 2013. The Company had a net loss of $1,182,964 for the six months ended June 30, 2014 compared to a net loss of $446,711 for the six months ended June 30, 2013. The net loss for the six months ended June 30, 2014 was impacted by non-cash expenses of stock-based compensation of $644,241 and $12,081 for depreciation and amortization and other operating expenses of $759,959. Other factors contributing to the cash used in operating activities include a decrease of $12,500 in prepaid expenses, a decrease in accounts receivable of $14,776, an increase in accounts payable and accrued expenses of $294,211 and an increase in accounts payable and accrued expenses, related party of $91,552.

The net loss for the six months ended June 30, 2013 was impacted by non-cash expenses of stock-based compensation of $315,813 and amortization and depreciation expenses of $15,389 and other operating expenses of $309,256. Other factors contributing to the net cash used in operations include an increase in accounts payable and accrued expenses of $44,764, an increase in accounts payable and accrued expenses, related party of $11,768, offset by an increase of $26,108 in prepaid expenses and an increase in accounts receivable of $38,523.

During the six months ended June 30, 2014, net cash used in investing activities was $12,969 compared to $3,400. The cash flows from investing activities during the six months ended June 30, 2014 and 2013 were due to costs associated with the Company’s pending patents.

During the six months ended June 30, 2014, net cash provided by financing activities was $26,250 compared to $129,055 for the six months ended June 30, 2013. The 2014 activity was comprised of proceeds received from the sale of Series B Preferred Stock. The 2013 was comprised of proceeds received from the sale of common stock of $25,000, advances from a related party of $105,055, offset by the repayment of $1,000 on convertible notes to a related party.

We anticipate that we will need a minimum of $180,000 to continue our operations for the next twelve (12) months. ADOL currently plans to satisfy its cash requirements for the next 12 months though it’s current cash, sales, and raising funds in capital raise transactions and if necessary by borrowing from its officers and directors or companies affiliated with its officers and directors. ADOL believes it will meet its cash requirements although it has no agreements in place for a capital raise transaction or from any of its officers or directors.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2014 the Company had an accumulated deficit of $15,532,846 and a working capital deficit of $644,967. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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 Recent Financing Transactions

On January 19, 2012, the Company issued 144,114 shares of common stock in settlement of accounts payable to related parties. The shares were issued to ten individuals who were the shareholders of the related party. The shares were issued at $1.36 per share and accordingly, accounts payable, related parties were reduced by $195,995.

Also on January 19, 2012, the Company sold 77,573 shares of common stock at $1.36 per share and received $105,500.

On August 8, 2012, the Company sold 18,382 shares of common at $1.36 per share and received $25,000. The shares were sold to our Chairman and Founder.

On September 26, 2012, the Company sold 1,103 shares of common at $1.36 per share and received $1,500. The shares were sold to our Chairman and Founder.

On November 2, 2012, the Company sold 11,029 shares of common stock at $1.36 per share and received $15,000.

On November 8, 2012, the Company sold 1,838 shares of common stock at $1.36 per share and received $2,500.

In June 2013, the Company sold 50,000 shares of common stock at $0.50 per shares and received $25,000.

On June 30, 2013, the Company issued 16,248 shares of common stock in satisfaction of $2,250 of accounts payable and $5,874 for services. The shares were issued at $0.50 per share.

In July 2013, the Company sold 480,000 shares of common stock at $0.50 per share and received $240,000.

In August 2013, the company sold 190,000 shares of common stock at $0.50 per share and received $95,000.

In September 2013, the Company sold 20,000 shares of common stock at $0.50 per share and received $10,000.

On September 30, 2013, the Company issued 100,000 shares of common stock in settlement of accrued and unpaid legal fees of $49,995 related to Healthbridge. The shares were issued at $0.50 per share.

On April 3, 2014, the Company issued 35,000 shares of Series B Convertible Redeemable Preferred Stock and received proceeds of $26,250. The shares were issued at $0.75 per share.

On June 18, 2014, pursuant to a consulting agreement, the Company issued 911,233 shares of common stock to Makena for services rendered.

On July 2, 2014, the Company issued 8,000 shares of Series B Convertible Redeemable Preferred Stock and received proceeds of $6,000. The shares were issued at $0.75 per share.

On August 19, 2014, The Company agreed to issue 136,667 shares of Series B Preferred Stock in settlement of $102,500 of accrued and unpaid fees pursuant to a consulting agreement. The shares were issued at $0.75 per share.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

Critical Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

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Emerging Growth Company Critical Accounting Policy Disclosure

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company from up to the last day of the fifth anniversary of your first registered sale of common equity securities or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Rule 12b-2 of the Securities Exchange Act of 1934, as amended, defines a Smaller Reporting Company as an issuer that is not an investment company, an asset-backed issuer), or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	Had a public float of less than $ 75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•	In the case of an initial registration statement under the Securities Act or Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

We qualify as a Smaller Reporting Company. Moreover, as a Smaller Reporting Company and so long as we remain a Smaller Reporting Company, we benefit from similar exemptions and exclusions as an Emerging Growth Company. In the event that we cease to be an Emerging Growth Company as a result of a lapse of the five year period, but continue to be a Smaller Reporting Company, we would continue to be subject to similar exemptions available to Emerging Growth Companies until such time as we were no longer a Smaller Reporting Company.

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

Accounts Receivable

Pursuant to licenses entered into by PDRx and their customers, the Company bills the customer monthly and records the corresponding accounts receivable due from its licensees.

Patents

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents.  Patents are generally amortized over an estimated useful life of 17 years using the straight-line method beginning on the grant date.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the month in which the licensed products are utilized.

Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

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The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s own credit risk as observed in the credit default swap market.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Earnings (Loss) Per Share

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period.

Accounting for Stock Based Compensation

We account for stock based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”).  ASC 718 establishes accounting for stock-based awards exchanged for employee services.  Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant).

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The Company will estimate the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant.

In accordance with ASC 718, excess tax benefits realized from the exercise of stock-based awards are classified in cash flows from financing activities. The future realization of the reserved deferred tax assets related to these tax benefits associated with the exercise of stock options will result in a credit to additional paid-in capital if the related tax deduction reduces taxes payable.

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete.

The Company will estimate the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

Item 3. Properties.

Our principal office is located at 200 Mill Road Suite 350A, Fairhaven, Massachusetts consisting of 4,874 square feet of space. Beginning January 1, 2014, the Company will be paying $5,880 per month on a month to month basis.

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Item 4. Security Ownership of Certain Beneficial Owners And Management.

The following table sets forth information regarding the beneficial ownership of our common stock, par value $.01, per share, as of June 15, 2014 by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

NAME	Amount and nature of beneficial ownership	Percent (1)

Paul Bulat M.D (2,4)	10,228,050	55.7%

Brian Lane (4)	2,000,000	10.9%

Barry Hollander (3,4)	867,923	4.7%

All directors and officers, as a group (3 persons) (2,3)	13,095,973	71.3%

(1) Based on 18,365,231 shares outstanding, including the conversion of 3,500,000 shares of Class A preferred stock into 7,000,000 shares of common stock and 104,055 shares of common stock underlying $104,055 of convertible debt based on an assumed conversion price of $1.00 per share.

(2) Includes 7,000,000 shares of common stock underlying 3,500,000 shares of Class A preferred stock and 104,055 shares of common stock underlying $104,055 of convertible debt based on an assumed conversion price of $1.00 per share. Each holder of the Series A preferred stock has the right to cast 15 votes for each share while holders of our common stock are entitled to one vote for each share. As long as Mr. Bulat, the sole holder of the Series A preferred shares, maintains the ownership of such shares, he holds approximately 86.6% of the voting power of the Company.

(3) Includes 867,923 shares in the name of Venture Equity, LLC, a Florida limited liability company controlled by Mr. Hollander.

(4) The address for these shareholders is 200 Mill Road, Suite 350A, Fairhaven, MA. 02719.

Item 5. Directors and Executive Officers.

The names, ages and positions of our directors and executive officers are as follows:

NAME	AGE	POSITION	Director Since
Paul Bulat, M.D.	62	Chief Innovation Officer and Chairman of Board of Directors	Inception
Brian Lane	44	Chief Executive Officer, President and Director	July 11, 2013
Barry Hollander	57	Director	July 11, 2013
Paul Fredette	64	Chief Technology Officer	N/A

Our bylaws provide that the number of directors shall be determined by resolution of the board of directors or by stockholders at the annual meeting or at any special meeting of stockholders. Our bylaws also provides that directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Any director so chosen shall hold office until the next annual election and until their successor(s) are duly elected and shall qualify, unless sooner replaced. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors. We do not have independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. Pursuant to our amended bylaws we have indemnified our officers and directors to the fullest extent allowed under Delaware law.

The principal occupations for the past five years (and in some instances, for prior years) of each of our directors and executive officers are as follows:

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Paul I. Bulat, M.D., MHI, FACEP

Chairman/Founder and Chief Innovation Officer

Dr. Bulat is Board Certified in Emergency Medicine and is a Fellow of the American College of Emergency Physicians. A graduate of the College of the Holy Cross and the University of Massachusetts Medical School, Dr. Bulat practiced emergency medicine from 1980 thru January, 2013.

From 1996 through December 2012, Dr. Bulat served as the Medical Director of the Medical Staff at St. Luke's Hospital and thru January 2011, Chairman of the Department of Emergency Medicine at St. Luke's, a high-volume (over 85,000 visits per year) Emergency Department. Since 1998, Dr. Bulat has been the President of St. Luke’s Emergency Associates, P.C. (“SLEA”). Through January 16, 2013, SLEA provided emergency room physician coverage.

In 1999, Dr. Bulat founded American Doctors Online, Inc. and PhoneDOCTORx. These companies were formed with the foresight of the future of telehealth and telemedicine in mind, and were the inspiration for the first patent issued in 2003. Dr. Bulat helped pioneer the telehealth/telemedicine market with three additional patents and additional pending patents with the Unites States Patent and Trademark Office (“USPTO”). Dr. Bulat recently received his Master of Healthcare Innovation degree from Arizona State University in December, 2012.

Previously, Dr. Bulat served in various officer roles of the Massachusetts College of Emergency Physicians (MACEP) culminating in the two year role of President from 1995-1995. He has received both the Vanguard Award and the Pinnacle Award from MACEP for his outstanding contributions to the specialty of emergency medicine. He authored the MACEP discharge instruction sheets that were adopted by most emergency departments in Massachusetts and has authored chapters in major textbooks in emergency medicine and observation medicine.

Brian G. Lane, MSHSM, FACHE, FHIMSS

Chief Executive Officer

Brian joined ADOL in June 2011, bringing more than two decades of experience in the healthcare and technology arenas. Mr. Lane has held strategic management positions for leading technology companies, Fortune 500 companies, Big 5 consulting practices, and medical communication firms and associations. Brian also serves as a faculty member at Rush University.

He received a MS degree from Rush University's Health System Management Program and a Bachelor of Science from the University of Wisconsin-Madison. He is a Fellow in the American College of Healthcare Executives (FACHE), a Fellow in the Healthcare Information Management Systems Society (FHIMSS) and is a Certified Professional in Healthcare Information Management Systems (CPHIMS). He is certified as a Security and Compliance Specialist (CSCS) and holds a graduate certificate in Healthcare Ethics from Rush University as well as an executive certificate in e-business from Loyola University. He is a co-founder of CHITA - Chinese Health Care Information Technology Association and the AT&T Executive Healthcare Advisory Committee.

Prior to Mr. Lane’s current role as Chief Executive Officer and President of the Company, Mr. Lane’s work experience during the past five years includes:

August 2009 to June 2011	Vice President Vertical Practices-Healthcare and Life Sciences of 6Connex, a wholly owned subsidiary of design Reactor, a pioneer of virtual experience technology solutions.
February 2008 to August 2009	Vice President Strategic Development & Alliances, Simpson Healthcare Executives, a biopharmaceutical marketing company focused on bringing new drugs and biologic agents into the marketplace.

Barry S. Hollander

Barry S. Hollander was appointed to our Board of Directors on July 11, 2013. Mr. Hollander has over twenty five years of experience in accounting and finance, specializing in the reporting requirements of public companies. Mr. Hollander earned a Bachelor of Science degree in Accounting in 1979 from Fairleigh Dickinson University. Mr. Hollander’s work experience during the past five years includes:

April 2011 to present	Chief Financial Officer of Agritek Holdings, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.
February 2010 to present	Chief Financial Officer of 800 Commerce, Inc., a company that filed a registration statement declared effective in August 2013 under the Securities Exchange Act of 1933.
2008 to February 2013	Chief Financial Officer of Quture International, Inc., a publicly traded company which files reports pursuant to registration under the Securities Act of 1933.
2007 to January 2014	Acting Chief Executive Officer and Chief Financial Officer of FastFunds Financial Corporation, a publicly traded company which files reports pursuant to registration under the Securities Exchange Act of 1934.

Paul H. Fredette

Chief Technology Officer

Mr. Fredette, since 2012, has been the Company’s Chief Technology Officer, (“CTO”) currently responsible for all the company’s networking operations and technology development. Mr. Fredette has over forty years' experience in the design and manufacturing of electronic communications systems/unified communications and has been a technology leader and founder of three Rhode Island based companies; Avanti Communications, 1979, Promptus Communications (“Promptus Comm.”), 1989, and Promptus InfoCrypt (“Promptus Info”), 2003. Since 1989, Mr. Fredette has been the President and Chief Technology Officer of Promptus Comm and Promptus Info. Promptus Comm and Promptus Info design, sell and maintain telecommunications and encryption solutions for video conferencing, and other communications networks. Mr. Fredette’s prior experience includes from 1979-1989 as CTO and Vice President Engineering for Avanti Communications, Inc., and from 1971-1979 as a civilian design engineer for the Navy at Navy Underwater Systems Center doing advanced research for submarine combat systems. Paul also worked for Bell Laboratories in NJ and was in the communications group of the RI Air National Guard.

Mr. Fredette is expert in a number of software and hardware technologies and has recently been involved in designing and installing video conference rooms and audio/visual systems used in the medical industry. Paul is a graduate of the University of Massachusetts, Dartmouth (1971) with a BSEE degree and holds a Masters in Electrical Engineering from the Massachusetts Institute of Technology (1975).

Family Relationships

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders, if management deems it advisable to hold an annual meeting of shareholders, and holds office for a term of one year, or until his successor is elected and qualified.

Involvement in Certain Legal Proceedings

During the past ten years, none of the following occurred with respect to a present or former director, executive officer or promoter of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation recorded by us in the past two fiscal years for each person acting as our Principal Executive Officer, Principal Financial Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000. For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Bulat CIO & Director	2013	-	-	3,483,325	-	-	-	-	3,483,325
	2012	-	-	-	868,234	-	-	-	868,234
Brian Lane CEO, President & Director	2013	127,954	-	-	-	-	-	21,015	148,969
	2012	153,972	-	-	-	-	-	23,752	177,724
Barry Hollander CFO	2013	33,000	-	216,980	-	-	-	-	249,980
	2012	-	-	-	-	-	-	-	-

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the stated year, computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements for the year ended December 31, 2013, included elsewhere in this registration statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the exercise of the stock options (if exercised) or the sale of the common stock underlying such stock options.

On June 20, 2011, the Company entered into a two year employment with Mr. Brian Lane. The agreement provides for a base salary of $12,708 per month, annual incentive bonuses based on the Company’s performance in achieving prescribed revenue and earnings before interest and taxes (“EBIT”) targets, and discretionary bonuses.  The agreement further provided for a grant of options to equal ten percent of the Company’s outstanding shares. The Company recorded a grant of 1,500,000 options (the “2011 Options”) to Mr. Lane effective June 30, 2011. The agreement also provides for reimbursement of certain out-of-pocket expenses and certain severance benefits in the event of termination prior to the expiration date. Effective June 20, 2013, the Company further amended Mr. Lane’s employment agreement, extending the term through December 31, 2013 and agreed to issue 2,000,000 shares of common stock and cancelled the options. Effective November 1, 2103, the board agreed to compensate Mr. Lane (Chief Executive Officer) up to $250,000 per annum beginning January 1, 2014, however Mr. Lane and the Company have agreed that he will continue to be paid at his previous monthly salary of $12,708, and agreed to increase the annual compensation to the full amount at a later date.

Although the Company compensated Mr. Lane $153,763 during the year ended December 31, 2013, $25,809 was allocated to SLEA.

Effective June 1, 2013, the Company entered into a consulting agreement with Venture Equity, LLC (“Venture Equity”), whereby Venture Equity will assist the Company in their seeking to become a public company. The Company agreed to compensate Venture Equity $5,000 per month and to issue 2% of the Company’s common stock outstanding immediately prior to becoming a public company for the services. Mr. Barry Hollander, the Company’s Chief Financial Officer, is the sole member of Venture Equity. On July 11, 2013, the Company appointed Mr. Hollander to its board of directors. The Company expensed $33,000 for the year ended December 31, 2013 and is included in management fees.

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On October 7, 2013, the Company appointed Mr. Hollander as the Chief Financial Officer of the Company, to be effective on November 1, 2013 (the “Effective date”). For these additional responsibilities, the Company agreed to issue Mr. Hollander or his assigns an additional three percent (3%) of the shares outstanding (as defined) of the common stock of the Company, and to increase his monthly compensation to $8,000. Pursuant to these agreements, Mr. Hollander earned 50% of the additional shares on the six month anniversary of the Effective Date and will earn 50% on the one year anniversary of the Effective Date. Accordingly, the Company has recorded the issuance of 347,169 shares of common stock, representing the original 2%, and recorded an expense of $173,585. The additional 3%, or 520,754 shares of common with a value $260,377 stock was recorded as deferred equity compensation and included in the equity on the consolidated balance sheet. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock. The Company will amortize the deferred equity compensation over the twelve month term, and has included $43,395 and $130,188 in stock compensation expense for the year ended December 31, 2013, and for the six months ended June 30, 2014, respectively. The balance as of June 30, 2014, of $86,793 in deferred equity compensation will be amortized on a monthly basis of $21,698 from July through October 2014.

The Board also agreed to enter into an employment agreement with Dr. Bulat (Chief Innovations Officer) for an annual salary up to $300,000 effective January 1, 2014. The Company and Dr. Bulat agreed to accrue $10,000 per month for the six months ended June 30, 2014 and agreed to increase the annual compensation to the full amount at a later date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the named executive officers, the number of outstanding equity awards held by each of our named executive officers as of December 31, 2013.

Name	Number of securities underlying unexercised options(#) exercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
(a)	(b)	(d)	(e)	(f)

None	-	-	$-	-

During the year ended December 31, 2013, Dr. Bulat and the Company agreed to cancel options to purchase 4,284,856 shares of common stock. This amount represented all of the previously granted options to Dr. Bulat and accordingly, he currently does not hold any options to acquire shares of common stock of the Company. In June 2013, the Company issued 2,000,000 shares of common stock and cancelled Mr. Lane’s option to purchase 1,500,000 shares of common stock, and accordingly, as of the date of this Form 10 filing, Mr. Lane does not hold any options to acquire shares of common stock of the Company.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
None	-	-	-	-	-	-	-

Compensation for Directors who are also officers is disclosed in the Summary Compensation Table.

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Item 7. Certain Relationships and Related Transactions, and Director Independence.

Convertible Promissory Notes

During the year ended December 31, 2013, the Company issued six convertible promissory notes (the “2013 Notes”) to Dr. Paul Bulat, our founder, Chief Innovation Officer and Chairman of the board of directors. The 2013 Notes in the aggregate total $105,055, accrue interest at 5% per year and are due on their three year anniversary (the “Maturity Date”) of the issuance date. The Notes automatically convert on the six month anniversary following the effectiveness of the Company becoming a public company (the “Conversion Date”) at a conversion price equal to the average closing bid price over the five consecutive days immediately preceding the Conversion Date. The current and largest amount of principal outstanding since the date of issuance is $104,055 and $105,055, respectively.

For more information on the 2013 Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2013 Convertible Note Financings.”

On October 23, 2013, the Company executed a Patent Purchase Agreement with Mr. Bulat. Pursuant to the Patent Purchase Agreement, the Company issued 3,500,000 shares of Series A Convertible Preferred Stock. The Company recorded an expense of $3,483,325 for the year ended December 31, 2013, and has included $16,675 (the inventor’s cost basis) in patents pending on the consolidated balance sheet presented herein. The amounts were based on the conversion feature of the Series A Preferred Stock, whereby the holder, in his sole discretion is entitled to convert the 3,500,000 shares of Series A Preferred Stock to 7,000,000 shares of Company common stock. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock. Holders of Series A Preferred Stock shall have the right to cast fifteen (15) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

Effective June 1, 2013, the Company entered into a consulting agreement with Venture Equity, LLC (“Venture Equity”), whereby Venture Equity will assist the Company in their seeking to become a public company. The Company agreed to compensate Venture Equity $5,000 per month and to issue 2% of the Company’s common stock outstanding immediately prior to becoming a public company for the services. Mr. Barry Hollander, the Company’s CFO, is the sole member of Venture Equity. On July 11, 2013, the Company appointed Mr. Hollander to its board of directors. The Company expensed $33,000 for the year ended December 31, 2013 and is included in management fees.

On October 7, 2013, the Company appointed Mr. Hollander as the CFO of the Company, effective on November 1, 2013 (the “Effective date”). For these additional responsibilities, the Company agreed to issue Mr. Hollander or his assigns an additional three percent (3%) of the shares outstanding (as defined) of the common stock of the Company, and to increase his monthly compensation to $8,000. Pursuant to these arrangements, Mr. Hollander earned 50% of the additional shares on the six month anniversary of the Effective Date and will earn 50% on the one year anniversary of the Effective Date. Accordingly, the Company upon recording the issuance of 347,169 shares of common stock, representing the original 2% recorded an expense of $173,585 for the year ended December 31, 2013. The additional 3%, or 520,754 shares of common with a value $260,377 stock was recorded as deferred equity compensation and included in the equity on the consolidated balance sheet. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock. For the six months ended June 30, 2014, the Company has recorded an expense of $130,188 and there is a balance of $86,793 in deferred equity compensation that will be amortized on a monthly basis of $21,698 from July through October 2014.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Director Qualification

Our Board of Directors is currently comprised of three individuals. Dr. Bulat is the founder of our company and has significant knowledge about our industry. Mr. Lane’s qualifications include experience in the healthcare and technology areas and have held strategic management positions for leading technology companies. Mr. Hollander has over twenty five years of experience in accounting and finance, specializing in the reporting requirements of public companies. Our Board concluded that as a result of these directors individual experience, qualifications, attributes or skills that each person is qualified to be serving as a member of our board of directors as of the date of this registration statement in light of our business and structure. In addition to their individual skills and backgrounds which are focused in our industry as well as managerial and financial experience, we believe that the collective skills and experience of our Board members are well suited to guide us as we continue to grow our company. We expect to expand our board of directors in the future to include independent directors. In adding additional members to our Board, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, we expect that our Board will seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Committees of Our Board of Directors and the Role of Our Board in Risk Oversight

We do not have any independent directors. The board of directors oversees our business affairs and monitors the performance of management. At the present stage of our company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Innovation Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

The Company has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form over substance.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while the Company does not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Company has not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Barry Hollander, a director since July 11, 2013, qualifies as an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,

•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•	understands internal controls over financial reporting, and

•	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Conflicts of Interest

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

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Compensation of Directors

The Company has not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors. In the past the Company had compensated non-executive officers as members of the board of directors of the Company by the issuance of options to purchase shares of common stock. Individuals were granted options to purchase 30,000-35,000 shares of common stock for a three year term. None of the individuals who received these option grants are currently members of our board of directors.

Code of Ethics

The Company has not yet adopted a Code of Conduct or Code of Ethics but intends to do so in the future.

Item 8. Legal Proceedings.

Legal Proceedings

As of the date of this registration statement, there are no material proceedings pending or threatened against ADOL. However, PDRx is a plaintiff in a law suit against HealthBridge Management, Inc, The Action was instituted on October 22, 2012, in Massachusetts Superior Court, County of Bristol and on December 7, 2012, was moved to Federal Court on the basis of Diversity Jurisdiction. The Company is seeking relief from a breach of contract claim for $1,355,220 for services rendered. HealthBridge has answered the claim with a countersuit against PDRx. The outcome is unknown, legal expenses have been incurred by PDRx and additional expenses will be forthcoming.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

No Public Market for Common Stock

There is currently no public trading market for our Common Stock and no such market may ever develop. While we intend to seek and obtain quotation of our Common Stock for trading on the OTCQB, there is no assurance that our application will be approved. An application for quotation on the OTCQB must be submitted by one or more market makers who: 1) are approved by the FINRA; 2) who agree to sponsor the security; and 3) who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTCQB. In order for a security to be eligible for quotation by a market maker on the OTCQB, the Company will be required to meet a ($.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTCQB Certification signed by the company CEO or CFO.

We intend to cause a market maker to submit an application for quotation to the OTCQB upon the effectiveness of this registration statement. However, we can provide no assurance that our Common Stock will be traded on the OTCQB or, if traded, that a public market will materialize.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this registration statement, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the establishment of a trading market in our common stock and the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the establishment of a trading market in our common stock without regard to whether current public information about us is available.

Beginning 90 days after the date of this Form 10 filing, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 205,316 shares, including shares issuable upon conversion of our preferred stock and shares issuable as accrued stock dividends on our preferred stock assuming; and

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Holders

As of September 2, 2014, there were 39 holders of record of our common stock. Our transfer agent is VStock Transfer LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

Dividend Policy

The payment by the Company of dividends, if any, in the future, rests within the discretion of its Board of Directors. The Company has not declared any cash dividends since its inception, and because it intends to reinvest any earnings in the development of its business, has no present intention of paying any cash dividends on its Common Stock.

Equity Compensation Plan Information Equity

The following table summarizes information about our equity compensation plans as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)
Equity compensation plans approved by security holders	4,562,137	$1.28	6,937,863
Equity compensation plans not approved by security holders	—	—	—
Total	4,562,137	$1.28	6,937,863

2007 Stock Option/Stock Issuance Plan

Our 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”) was approved by our board of directors and our stockholders in 2007. We have reserved an aggregate of 1,500,000 shares of our common stock for the issuance of equity awards under the 2007 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Upon the effectiveness of this registration statement, our board of directors has determined not to grant any further awards under our 2007 Plan. Stock options issued under the 2007 Plan may be authorized but unissued shares or shares we reacquire. The shares of common stock underlying any equity awards that are forfeited, canceled, repurchased, expired or are otherwise terminated (other than by exercise) under the 2007 Plan are currently added back to the shares of common stock available for issuance under the 2007 Plan

The 2007 Plan permits us to make grants of incentive stock options to employees and grants of non-qualified stock options and restricted stock to employees, officers, directors and consultants. Our 2007 Plan is administered by our board of directors. Our board of directors has the authority to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan.

The 2007 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and (2) options that do not so qualify. The option exercise price of each option will be determined by our board of directors but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by our board of directors and may not exceed ten years from the date of grant. All stock option awards that are granted pursuant to the 2007 Plan are covered by an option agreement.

The 2007 Plan permits the award of restricted shares of common stock to participants, subject to such terms, conditions and restrictions as our board of directors may determine. All restricted stock awards that are granted pursuant to the 2007 Plan are covered by a restricted stock purchase agreement.

The 2007 Plan provides that upon the occurrence of a “liquidity event,” as defined in the 2007 Plan, all outstanding stock options will terminate at the effective time or consummation of such change of control, unless the surviving entity agrees to assume such stock options or substitute similar stock awards for those outstanding under the 2007 Plan. If options under the 2007 Plan terminate, optionees will be provided an opportunity to exercise their vested options prior to the consummation of the change of control.

Our board of directors may amend, alter, suspend or terminate the 2007 Plan at any time, subject to stockholder approval where such approval is required by applicable law. Our board of directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may materially impair any of the rights of a participant under any awards previously granted without his or her written consent. No awards may be granted under the 2007 Plan after September 26, 2017.

2011 Stock Option/Stock Issuance Plan

Our 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”) was adopted by our board of directors and approved by our stockholders in May 2011.

The 2011 Plan allows our board of directors to make equity-based incentive awards to our officers, employees, directors and other key persons (including consultants).

We have initially reserved 10,000,000 shares of our common stock for the issuance of awards under the 2011 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares issuable pursuant to awards granted under the 2011 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards from the 2011 Plan and the 2007 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of common stock, expire or are otherwise terminated (other than by exercise) under the 2011 Plan and the 2007 Plan will be added back to the shares of common stock available for issuance under the 2011 Plan.

The 2011 Plan will be administered by our board of directors. The board of directors has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Persons eligible to participate in the 2011 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected.

The 2011 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by our board of directors but may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% owner, less than 110% of the fair market value of our common stock on the date of grant. The term of each stock option will be fixed by the board of directors and may not exceed ten years from the date of grant. The board of directors will determine at what time or times each option may be exercised.

The Board of Directors may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of the common stock on the date of grant.

The Board of Directors may award restricted stock or restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals or continued employment with us through a specified vesting period. The compensation committee may also grant shares of common stock that are free from any restrictions under the 2011 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

The 2011 Plan provides that upon the effectiveness of a “liquidity event,” as defined in the 2011 Plan, in the event that all awards are not assumed or continued or substituted by the successor entity, all awards granted under the 2011 Plan shall terminate. In addition, in connection with a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our Board of Directors may amend or discontinue the 2011 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2011 Plan require the approval of our stockholders. No awards may be granted under the 2011 Plan after the date that is ten years from the date of stockholder approval of the 2011 Plan.

Item 10. Recent Sales of Unregistered Securities.

The Company relied on the exemption from registration found in Section 4(a)(2) of the Securities Act of 1933 for each of the issuances of unregistered securities described herein.

On January 19, 2012, the Company issued 144,114 shares of common stock in settlement of accounts payable owed to SLEA. The shares were issued to ten individuals who were shareholders of SLEA. The shares were valued at $1.36 per share and accordingly, accounts payable, related parties were reduced by $195,995.

Also on January 19, 2012, the Company sold 77,573 shares of common stock at $1.36 per share for proceeds of $105,500.

On August 8, 2012, the Company sold 18,382 shares of common at $1.36 per share for proceeds of $25,000. The shares were sold to our Chairman and Founder.

On September 26, 2012, the Company sold 1,103 shares of common at $1.36 per share for proceeds of $1,500. The shares were sold to our Chairman and Founder.

On November 2, 2012, the Company sold 11,029 shares of common stock at $1.36 per share for proceeds of $15,000.

On November 8, 2012, the Company sold 1,838 shares of common stock at $1.36 per share for proceeds of $2,500.

29

In June 2013, the Company cancelled fully vested options to purchase 2,071,471 shares of common stock and issued 2,821,633 shares of common stock, including 2,000,000 shares issued to its’ Chief Executive Officer and President. The Company compared the fair value of the options cancelled and the common stock awarded and determined that no additional compensation was required to be recognized because the fair value of the common stock issued did not exceed the fair value of the cancelled options immediately prior to the cancellation and award. The Company also issued in the aggregate 250,000 shares of common stock to three individuals for services rendered to the Company. The Company recorded an expense of $125,000 for the issuance, based on a per share price in recent private placements of $0.50 per share.

On June 7, 2013, the Company amended its’ Articles of Incorporation to increase the number of authorized shares to 17,500,000 of common stock, par value $.01 per share.

On June 20, 2013, the Company amended its’ Articles of Incorporation to increase the number of authorized shares to 100,000,000 consisting of 95,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock. The preferred stock may be created in any number of series and issued from time to time, with such designations, preferences, rights and restrictions as shall be stated in resolutions adopted by the Board of Directors.

On June 30, 2013, the Company issued 11,748 shares of common stock for services. The Company recorded an expense of $5,874 for the issuance, based on a per share price in recent private placements of $0.50 per share. Also on June 30, 2013 the Company issued 4,500 shares of common stock in payment of accounts payable of $2,250. The shares were issued at $0.50 per share.

From July 2013 to September 2013, pursuant to a Private Placement Memorandum (“PPM”) the Company sold 740,000 shares of common stock for $0.50 per share for gross proceeds of $370,000.

On September 30, 2013, the Company issued 100,000 shares of common stock in settlement of accrued and unpaid legal fees of $49,995 (See note 9). The shares were issued at $0.50 per share.

On October 7, 2013, the Company issued 867,923 shares of common stock to Venture Equity for the services of Mr. Barry Hollander as CFO of the Company (see note 6).

On November 18, 2013, the Company amended its Articles of Incorporation to increase the number of authorized shares to 115,000,000 consisting of 100,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of preferred stock, par value $0.01 per share.

On June 18, 2014, pursuant to a consulting agreement, the Company issued 911,233 shares of common stock to Makena.

30

PREFERRED STOCK

Series A Convertible Preferred Stock

On October 7, 2013, the Board of Directors of the Company authorized the filing of a Certificate of Designation establishing Series A Convertible Preferred Stock and authorized 3,500,000 shares be available for issuance. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock at a conversion rate of two (2) shares of Common Stock for every one (1) share of Series A Convertible Preferred Stock and holders of Series A Convertible Preferred Stock shall have the right to cast fifteen (15) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. The holders of Series A Convertible Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

On October 23, 2013, the Company executed a Patent Purchase Agreement with Mr. Bulat. Pursuant to the Patent Purchase Agreement, the Company issued 3,500,000 shares of Series A Convertible Preferred Stock. The Company recorded an expense of $3,483,325 for the year ended December 31, 2013, and has included $16,675 (the inventor’s cost basis) in patents pending on the consolidated balance sheet presented herein. The amounts were based on the conversion feature of the Series A Preferred Stock, whereby the holder, in his sole discretion is entitled to convert the 3,500,000 shares of Series A Preferred Stock to 7,000,000 shares of Company common stock. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock.

Series B Convertible Preferred Stock

On July 14, 2014, the Company filed with the Secretary of State of Delaware a Certificate of Designation of the Series B Preferred Stock. Among other terms, the Holders of Series B Preferred Stock shall have conversion rights as follows:

The Series B Convertible Redeemable Preferred Stock and any accrued and unpaid dividends thereon shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.01 per share issued and outstanding of the Company and the Series A Preferred Stock issued and outstanding.

The holders of shares of Series B Preferred Stock are entitled to receive an annual dividend at the rate of eight percent (8%) per annum. Such dividend can be paid in cash or in the issuance of additional Series B Preferred Shares.

Each share of Series B Convertible Redeemable Preferred Stock shall automatically convert (the “Mandatory Conversion”) and without the payment of additional consideration by the Holder thereof, into shares of Common Stock on the Mandatory Conversion Date (as hereinafter defined) at a conversion rate of seventy-five percent (75%) of the price of the Common Stock sold for cash in a non-affiliated equity transaction (the “Equity Price”). The Mandatory Conversion Date shall be the date that the five (5) day weighted average trading price of the Common Stock exceeds 110% of the Equity Price.

At any time, or upon receipt of a redemption notice by the Company, the Holder will have twenty (20) days to elect to convert the Series B Preferred Stock into Common Stock at a price per share equal to a twenty-five percent (25%) discount to the most recent Common Stock price per share paid by any non-affiliated investor in a subsequent financing to the Series B Preferred Stock.

On April 3, 2014, the Company issued 35,000 shares of Series B Convertible Redeemable Preferred Stock and received proceeds of $26,250. The shares were issued at $0.75 per share.

On July 2, 2014, the Company issued 8,000 shares of Series B Convertible Redeemable Preferred Stock and received proceeds of $6,000. The shares were issued at $0.75 per share.

On August 19, 2014, The Company agreed to issue 136,667 shares of Series B Preferred Stock in settlement of $102,500 of accrued and unpaid fees pursuant to a consulting agreement. The shares were issued at $0.75 per share, the most recent Series B Preferred Stock price per share paid.

31

STOCK OPTIONS

During the year ended December 31, 2007, the Company adopted the 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”). The 2007 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units. The Company initially reserved 1,500,000 shares under the 2007 Plan. As of December 31, 2013, there are options to purchase 809,777 shares of common stock outstanding and there is a balance of 690,223 options to purchase shares of common stock available to be granted under the 2007 Plan.

Effective May 17, 2011, the Company adopted the 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”). The 2011 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units. The Company initially reserved 10,000,000 shares under the 2011 Plan. As of December 31, 2013, there are options to purchase 3,752,360 shares of common stock outstanding and there is a balance of 6,247,640 of options to purchase shares of common stock available to be granted under the 2011 Plan.

Convertible Debt Issuances

During the year ended December 31, 2013, we issued six convertible promissory notes (the “2013 Notes”) to Dr. Paul Bulat, our founder, Chief Innovation Officer and Chairman of the board of directors. The 2013 Notes in the aggregate total $105,055, accrue interest at 5% per year and are due on their three year anniversary (the “Maturity Date”) of the issuance date. The Notes automatically convert on the six month anniversary following the effectiveness of the Company becoming a public company (the “Conversion Date”) at a conversion price equal to the average closing bid price over the five consecutive days immediately preceding the Conversion Date. For more information on the 2013 Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2013 Convertible Note Financings.”

32

Item 11. Description of Registrant’s Securities.

GENERAL

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of August 29, 2014, 12,172,408 shares of our common stock were issued and outstanding.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

Series A

General

The Company is authorized to issue 3,500,000 shares of Series A Preferred Stock. As of the date of this Registration statement, there are 3,500,000 shares of Series A Preferred Stock outstanding. Our Board has designated the rights of the Series A Preferred Stock as follows:

Conversion Rights

Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock at a conversion rate of two (2) shares of Common Stock for every one (1) share of Series A Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock shall have the right to cast fifteen (15) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

Series B

General

The Company is authorized to issue 5,000,000 shares of Convertible Redeemable Series B Preferred Stock (“Series B Preferred Stock”). As of the date of this Registration statement, there are 179,667 shares of Series B Preferred Stock outstanding. Our Board has designated the rights of the Series B Preferred Stock as follows:

Dividends

The holders of shares of Series B Preferred Stock are entitled to receive an annual dividend at the rate of eight percent (8%) per annum. Such dividend can be paid in cash or in the issuance of additional Series B Preferred Shares.

Liquidation Preference

The Series B Preferred Stock and any accrued and unpaid dividends thereon shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.01 per share, issued and outstanding and the Series A Preferred Stock issued and outstanding.

Voting Rights

The holders of Series B Preferred Stock shall have the right to cast votes for each share of Series B Preferred Stock held of record, on as-converted basis (pursuant to the Conversion terms defined herein) on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series B Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

Conversion Rights

The Series B Preferred Stock shall have conversion rights as follows:

At any time, or upon receipt of a Redemption notice by the Company, the Holder will have twenty (20) days to elect to convert the Series B Preferred Stock into Common Stock at a price per share equal to a twenty-five percent (25%) discount to the Common Stock price per share paid by any non-affiliated investor in a subsequent financing to the Series B Preferred Stock.

Mandatory Conversion

Each share of Series B Preferred Stock shall automatically convert (the “Mandatory Conversion”) and without the payment of additional consideration by the Holder thereof, into shares of Common Stock on the Mandatory Conversion Date (as hereinafter defined) at a conversion rate of seventy-five percent (75%) of the price of the Common Stock sold in any non-affiliated equity transaction (the “Equity Price”) after the issuance of Series B Preferred Stock (the “Conversion Rate”). The Mandatory Conversion Date shall be the date that the five (5) day weighted average trading price of the Common Stock exceeds 110% of the Equity Price.

33

Redemption

The Company may redeem the shares of Series B Preferred Stock held by at the time of Redemption as follows:

First 12 months after issuance: No Redemption

Months 13 thru 24 after issuance: Redemption for 125% of Face Value

Months 25 thru 36 after issuance: Redemption for 150% of Face Value

There is a mandatory redemption or conversion on the 3 year anniversary from the issuance date.

Delaware Law

Notwithstanding the certificate of designation for holders of Series B Preferred Stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series Preferred Stock;

•	increase or decrease the par value of the shares of Series B Preferred Stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series B Preferred Stock so as to affect them adversely.

Debt Securities

During the year ended December 31, 2013, we issued six convertible promissory notes (the “2013 Notes”) to Dr. Paul Bulat, our founder, Chief Innovation Officer and Chairman of the board of directors. The 2013 Notes in the aggregate total $105,055, accrue interest at 5% per year and are due on their three year anniversary (the “Maturity Date”) of the issuance date. For more information on the 2013 Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—2013 Convertible Note Financings.”

Item 12. Indemnification of Directors And Officers.

Indemnification of directors and officers

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

34

Item 13. Financial Statements

35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of American Doctors Online, Inc.

We have audited the accompanying consolidated balance sheets of American Doctors Online, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. American Doctors Online, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board(United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have,nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of American Doctors Online, Inc.’s internal control over financial reporting as of December 31, 2013 accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Doctors Online, Inc. as of December 31, 2013 and 2012, and the consolidated results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 10 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

June 24, 2014,

except for Note 11, as to which the date is July 8, 2014

F-1

AMERICAN DOCTORS ONLINE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$96,782	$9,114
Accounts receivable	115,917	54,426
Prepaid assets	12,500	—
Total current assets	225,199	63,540

Patents Pending	$102,128	$77,763
Patents, net of accumulated amortization of $33,290 (2013) and $27,839 (2012)	52,707	53,122
Furniture, fixtures and equipment, net of accumulated depreciation of
$168,139 (2013) and $143,368 (2012)	38,257	63,028
Total assets	$418,291	$257,453
LIABILITIES AND EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$308,944	$86,015
Accounts payable and accrued expenses, related party	21,610	7,272
Total current liabilities	330,554	93,287

Convertible notes payable, stockholder	104,055	—

Total liabilities	434,609	93,287

Commitment and Contingencies (Note 9)

Equity (Deficit):
Preferred stock, $0.01 par value; 15,000,000 shares authorized,
Series A Convertible Preferred Stock, $0.01 par value; 3,500,000 shares authorized; 3,500,000
shares issued and outstanding (2013)	35,000	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 11,261,175 (2013) and
6,465,371 (2012) shares issued and outstanding	112,611	64,654
Deferred equity compensation	(216,981)	—
Additional paid-in capital	16,842,107	12,163,617
Accumulated deficit	(14,333,703)	(9,743,071)

Total company stockholders' equity	2,439,034	2,485,200

Less noncontrolling interest	(2,455,352)	(2,321,034)

Total equity (deficit)	(16,318)	164,166

	$418,291	$257,453

F-2

AMERICAN DOCTORS ONLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012

Fee revenue, net	$425,918	$267,849

Operating expenses:
Salaries and management fees (including stock compensation
expenses of $4,105,546 (2013) and $1,388,829 (2012)	4,324,401	1,598,185
Advertising and marketing	5,231	52,360
Rent and occupancy costs	23,758	42,777
Travel and entertainment	26,918	24,845
Professional and consulting fees	606,772	146,282
Insurance	49,890	48,249
Depreciation and amortization	30,224	37,913
Other general and administrative	76,466	51,528

Total operating expenses	5,143,660	2,002,139

Operating loss	(4,717,742)	(1,734,290)
Other Expense:
Interest expense	(1,865)	—
Interest expense, stockholder	(5,343)	—
Total other expense	(7,208)	—

Net loss	(4,724,950)	(1,734,290)
Less net loss attribuatble to noncontrolling interest	(134,318)	(1,109,601)
Net loss attributable to American Doctors Online, Inc.	$(4,590,632)	$(624,689)

Basic and diluted loss attributable to American Doctors
Online, Inc. common stockholders, per share	$(0.54)	$(0.10)

Weighted average number of common shares outstanding
Basic and diluted	8,558,134	6,431,744

See notes to consolidated financial statements.

F-3

AMERICAN DOCTORS ONLINE, INC.

CONSOLIDATED STATEMENT OF EQUITY (DEFICIT)

						Deferred	Additional			Total
	Common Stock		Preferred Stock			Equity	Paid-in	Noncontrolling	Accumulated	Equity
	Shares	Amount	Shares	Amount		Compensation	Capital	Interest	Deficit	(deficit)
Balances, January 1, 2012	6,211,332	$62,113		$		$—	$10,431,834	$(1,211,433)	$(9,118,382)	$164,132

Common stock issued for cash	109,925	1,100	—		—	—	148,400	—	—	149,500

Common stock issued for accounts payable	144,114	1,441	—		—	—	194,554	—	—	195,995

Stock based compensation	—	—	—		—	—	1,388,829	—	—	1,388,829

Net loss	—	—	—		—	—	—	(1,109,601)	(624,689)	(1,734,290)

Balances, December 31, 2012	6,465,371	64,654	—		—	—	12,163,617	(2,321,034)	(9,743,071)	164,166

Common stock issued for cash	740,000	7,400	—		—	—	362,600	—	—	370,000

Preferred stock issued for patent assignment	—	—	3,500,000		35,000	—	3,465,000	—	—	3,500,000

Common stock issued for accounts payable	104,500	1,045	—		—	—	51,200	—	—	52,245

Common stock issued for services and deferred compensation	1,129,671	11,297	—		—	(216,981)	553,539	—	—	347,855

Common stock issued for cancellation of stock options	2,821,633	28,216	—		—	—	(28,216)	—	—	-

Stock based compensation	—	—	—		—	—	274,367	—	—	274,367

Net loss	—	—	—		—	—	—	(134,318)	(4,590,632)	(4,724,950)

Balances, December 31, 2013	11,261,175	$112,611	3,500,000		$35,000	$(216,981)	$16,842,107	$(2,455,352)	$(14,333,703)	$(16,318)

F-4

AMERICAN DOCTORS ONLINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(4,724,950)	$(1,734,290)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	30,224	37,912
Stock based compensation	4,105,546	1,388,829
Change in operating assets and liabilities:
Decrease (increase) in prepaid expenses	(12,500)	1,917
Decrease (increase) in accounts receivable	(61,491)	56,429
Increase in accounts payable and accrued expenses	289,509	59,217
Net cash used in operating activities	(373,662)	(189,986)

Cash flows from investing activities:
Purchase of computer equipment	—	(5,726)
Payment of patent pending costs	(7,690)	(885)
Payment of patent costs	(5,036)	—

Net cash used in investing activities	(12,726)	(6,611)

Cash flows from financing activities:
Proceeds from sale of common stock	370,000	149,500
Proceeds from issuance of convertible notes, related party	105,055	—
Repayments on convertible notes, related party	(1,000)	—
Net cash provided by financing activities	474,055	149,500

Net increase (decrease) in cash and cash equivalents	87,667	(47,096)
Cash and cash equivalents, beginning	9,114	56,210

Cash and cash equivalents, ending	$96,781	$9,114

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Schedule of Non-Cash Investing and Financing Activities:

Issuance of common stock for accounts payable, related parties	$52,245	$195,995

Issuance of preferred stock for assignment of patents and patents pending	$16,675	$—

See notes to consolidated financial statements.

F-5

AMERICAN DOCTORS ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 and 2012

NOTE 1 - ORGANIZATION

BUSINESS

American Doctors Online, Inc. (the “Company” or “ADOL”) was formed in the State of Delaware on September 17, 1999. ADOL owns four U.S. patents and has three pending patent applications. These patents cover the essential core processes required for the delivery of telehealth and telemedicine services. The Company’s business model is to license to telehealth and/or telemedicine providers one or more of the Company’s patents pursuant to non-exclusive agreements with terms and conditions similar to other licensing agreements involving medical related Intellectual property. The Company believes its’ intellectual property includes the fundamental methodologies inherent to the provision of telehealth and/or telemedicine.

During the years ended December 31, 2013 and 2012, ADOL received fees pursuant to a Management Services and License Agreements with PhoneDOCTORx, LLC, (“PDRx”). PDRx, a Massachusetts limited liability company, is owned by five physicians, who collectively own over 70% of ADOL. Based on the common control and ownership of ADOL and PDRx, PDRx is considered a variable interest entity, of which ADOL is the primary beneficiary. Accordingly, these consolidated financial statements include the accounts of PDRx. ADOL exerts no influence on, or has any involvement in the practice of medicine by PDRx’s clinical staff.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America. The consolidated financial statements of the Company include the Company and PDRx. All material inter-company balances and transactions have been eliminated.

VARIABLE INTEREST ENTITY

The Company determined that it was the primary beneficiary of PDRx based primarily on qualitative factors. Specifically, PDRx was formed at the direction of the Company, PDRx is managed and effectively controlled, other than related to the provision of medical services, by the Company through common ownership, and substantial portion of PDRx revenues accrue to the Company in the form of management fees. The carrying value of the assets and liabilities of PDRx included in the accompanying consolidated balance sheets as of December 31, 2013 and 2012 are as follows:

	2013	2012
Cash	$73,234	$8,497
Accounts receivable	107,778	54,426
Total current assets	181,012	62,923
Property and equipment, net	1,523	3,499
Total assets	$182,535	$65,422

Accounts payable	$176,567	$22,791
Due to related party	24,800	—
Total current liabilities	$201,367	$22,791

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

F-6

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include the valuation of stock-based compensation, the allowance for doubtful accounts and impairment of patents.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Pursuant to licenses entered into by PDRx and their customers, the Company bills the customer monthly and records the corresponding accounts receivable due from its licensees. The Company extends credit of up to forty five (45) days from invoice date. The Company provides allowance for losses through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes that collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience. While management uses the best information available to make its evaluations, this estimate is susceptible to significant change in the near term. The Company has not recorded an allowance for losses as of December 31, 2013 and 2012, as management deemed all accounts receivable to be collectible.

PATENTS

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents. Patents are generally amortized over an estimated useful life of 17 years using the straight-line method beginning on the issue date. Amortization expense of $5,452 and $4,720 was recorded during the years ended December 31, 2013 and 2012, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and depreciation is provided by use of straight-line methods over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Office equipment and furniture	5 years
Computer hardware and software	3 years

The Company's property and equipment consisted of the following at December 31, 2013 and 2012:

	Cost		Accumulated Depreciation		Balance
	2013	2012	2013	2012	2013	2012
Furniture and Equipment	$191,596	$191,596	$(153,339)	$(128,568)	$38,257	$63,028
Software	14,800	14,800	(14,800)	(14,800)	—	—

Total	$206,396	$206,396	$(168,139)	$(143,368)	$38,257	$63,028

Depreciation expense of $24,771 and $33,193 was recorded during the years ended December 31, 2013 and 2012, respectively.

F-7

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the period in which the licensed products are utilized. PDRx, through the sub-licensing of the ADOL patents, provides remote covering physician consultations via audio and/or video conferencing technologies. It provides Extended Care Facilities (“ECF”), ECF nurses, patients and their families’ confidential, real-time access to Board Certified physicians in non-urgent, urgent and emergent care settings through a state-of-the-art medical call center. PDRx through sub-licenses of ADOL’s patented telehealth / telemedicine technology provides medical services including face-to-face, real-time access to covering physicians, resulting in reduction of unnecessary and avoidable transfers and readmissions to the Emergency Department.

ADVERTISING

The Company records advertising costs as incurred. For the years ended December 31, 2013 and 2012, advertising expense was $5,231 and $52,360, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s accounts receivable and accounts payable approximate fair value due to their short term nature. The carrying value of convertible notes payable, stockholder approximates fair value because the terms are similar to prevailing market rates.

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net loss by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. Potentially dilutive securities for the years ended December 31, 2013 and 2012 consisting of options to purchase 4,562,137 and 10,746,903, respectively, shares of common stock were not included in the calculation of diluted loss per share because their impact was anti-dilutive. Additionally, 104,055 shares of common stock that may be issued pursuant to convertible notes payable outstanding of $104,055 as of December 31, 2013 and 7,000,000 shares of common stock underlying 3,500,000 shares of Class A Preferred Stock are not included in the calculation of diluted loss per share.

F-8

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”).  ASC 718 establishes accounting for stock-based awards exchanged for employee services.  Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant).  The fair value of our common stock options are estimated using the Black Scholes option-pricing model.

The Company estimates the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant.

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete.

The Company estimates the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

NOTE 3 – PATENTS

A reconciliation of the activity affecting the Company’s Patent Rights is as follows:

Balance – December 31, 2011	$57,842
Amortization	(4,720)
Balance – December 31, 2012	53,122
Additions	5,036
Amortization	(5,451)
Balance – December 31, 2013	$52,707

Patents as of December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount	$85,997	$80,961
Accumulated amortization	(33,290)	(27,839)
Net carrying amount	$52,707	$53,122

As of December 31, 2013, Patent Rights are expected to be amortized over remaining lives as follows:

Twelve Months Ending December 31,
2014	$5,253
2015	5,253
2016	5,253
2017	5,253
2018	5,253
Thereafter	26,442
$52,707

F-9

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

CASH

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

Sales and Accounts Receivable

Following is a summary of customers who accounted for more than ten percent (10%) of the Company’s revenues for the years ended December 31, 2013 and 2012 and the accounts receivable balance as of December 31, 2013:

	2013		2012
Customer	% of Sales	Accounts receivable	% of Sales
A	24.5%	$20,134	45.2%
B	18.8%	$760	19.8%

NOTE 5 – CONVERTIBLE NOTES PAYABLE, STOCKHOLDER

During the year ended December 31, 2013, the Company issued six convertible promissory notes to Dr. Paul Bulat, the Company’s founder and Chairman, (the “Bulat Notes”) for $105,055 in the aggregate (See Note 6). During the year ended December 31, 2013, the Company repaid $1,000 of the Bulat Notes. The notes mature on the third anniversary of their issuance (the “Maturity Date”) and carry a per annum interest rate of 5%. The Notes automatically convert on the six month anniversary following the effectiveness of the Company becoming a public company (the “Conversion Date”) at a conversion price equal to the average closing bid price over the five consecutive days immediately preceding the Conversion Date.

NOTE 6 – RELATED PARTY TRANSACTIONS

For the years ended December 31, 2013 and 2012 the Company incurred rent expense of $-0- and $5,100, respectively, to St. Luke’s Emergency Associates (“SLEA”). Dr. Paul Bulat, the Company’s founder and Chairman is the President of SLEA.

In January 2012, the Company issued 144,114 shares of common stock to certain shareholders of SLEA (including 17,274 shares of common stock issued to Dr. Bulat) in settlement of $195,995 for expenses paid by SLEA on behalf of the Company. The shares were issued at $1.36 per share, based on the most recent price the Company sold shares of common stock at the time of conversion.

In January 2012, shareholders of SLEA purchased 77,573 shares of common stock of the Company at $1.36 per share. The Company received proceeds of $105,500. Included in the purchase were 11,029 shares purchased by Dr. Bulat for proceeds to the Company of $15,000.

During the year ended December 31, 2012, Dr. Bulat purchased an additional 19,485 shares of common stock of the Company for proceeds to the Company of $26,500.

In June 2013, the Company issued 2,000,000 shares of common stock to Mr. Lane, our Chief Executive Officer and President and cancelled fully vested options to purchase 2,000,000 shares of common stock. The Company compared the fair value of the options cancelled and the common stock awarded and determined that no additional compensation was required to be recognized because the fair value of the common stock issued did not exceed the fair value of the cancelled options immediately prior to the cancellation and award.

Effective June 1, 2013, the Company entered into a consulting agreement with Venture Equity, LLC (“Venture Equity”), whereby Venture Equity will assist the Company in their seeking to become a public company. The Company agreed to compensate Venture Equity $5,000 per month and to issue 2% of the Company’s common stock outstanding immediately prior to becoming a public company for the services. Mr. Barry Hollander, the Company’s Chief Financial Officer, is the sole member of Venture Equity. On July 11, 2013, the Company appointed Mr. Hollander to its board of directors. The Company expensed $33,000 for the year ended December 31, 2013 and is included in management fees.

On October 7, 2013, the Company appointed Mr. Hollander as the Chief Financial Officer of the Company, to be effective on November 1, 2013 (the “Effective date”). For these additional responsibilities, the Company agreed to issue Mr. Hollander or his assigns an additional three percent (3%) of the shares outstanding (as defined) of the common stock of the Company, and to increase his monthly compensation to $8,000. Pursuant to these agreements, Mr. Hollander will earn 50% of the additional shares on the six month anniversary of the Effective Date and 50% on the one year anniversary of the Effective Date. Accordingly, the Company has recorded the issuance of 347,169 shares of common stock, representing the original 2%, and recorded an expense of $173,585. The additional 3%, or 520,754 shares of common with a value $260,377 stock was recorded as deferred equity compensation and included in the equity on the consolidated balance sheet. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock. The Company will amortize the deferred equity compensation over the twelve month term, and has included $43,395 in stock compensation expense for the year ended December 31, 2013. The balance of $216,981 in deferred equity compensation will be amortized on a monthly basis of $21,698 from January through October 2014.

The Board also agreed to enter into an employment agreement with Mr. Bulat (Chief Innovations Officer) for an annual salary up to $300,000 effective January 1, 2014, and agreed to compensate Mr. Lane (Chief Executive Officer) up to $250,000 per annum beginning January 1, 2014.

On October 23, 2013, the Company executed a Patent Purchase Agreement with Mr. Bulat. Pursuant to the Patent Purchase Agreement, the Company issued 3,500,000 shares of Series A Convertible Preferred Stock. The Company recorded an expense of $3,483,325 for the year ended December 31, 2013, and has included $16,675 (the inventor’s historical cost basis) in patents pending on the balance sheet presented herein. The amounts were based on the conversion feature of the Series A Preferred Stock, whereby the holder, in his sole discretion is entitled to convert the 3,500,000 shares of Series A Preferred Stock to 7,000,000 shares of Company common stock. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock.

During the year ended December 31, 2013, the Company issued six convertible promissory notes to Dr. Bulat (the “Bulat Notes”) for $105,055 in the aggregate. During the year ended December 31, 2013, the Company repaid $1,000 of the Bulat Notes (see Note 5). The Company recorded interest expense, stockholder of $5,343 for the year ended December 31, 2013 and as of December 31, 2013, $5,343 is included in accounts payable and accrued expenses, related party on the December 31, 2013, balance sheet.

F-10

NOTE 7 – STOCKHOLDERS’ EQUITY

COMMON STOCK

On January 19, 2012, the Company issued 144,114 shares of common stock in settlement of accounts payable owed to SLEA. The shares were issued to ten individuals who were shareholders of SLEA. The shares were valued at $1.36 per share and accordingly, accounts payable, related parties were reduced by $195,995.

Also on January 19, 2012, the Company sold 77,573 shares of common stock at $1.36 per share for proceeds of $105,500.

On August 8, 2012, the Company sold 18,382 shares of common at $1.36 per share for proceeds of $25,000. The shares were sold to our Chairman and Founder.

On September 26, 2012, the Company sold 1,103 shares of common at $1.36 per share for proceeds of $1,500. The shares were sold to our Chairman and Founder.

On November 2, 2012, the Company sold 11,029 shares of common stock at $1.36 per share for proceeds of $15,000.

On November 8, 2012, the Company sold 1,838 shares of common stock at $1.36 per share for proceeds of $2,500.

In June 2013, the Company cancelled fully vested options to purchase 2,071,471 shares of common stock and issued 2,821,633 shares of common stock, including 2,000,000 shares issued to its’ Chief Executive Officer and President. The Company compared the fair value of the options cancelled and the common stock awarded and determined that no additional compensation was required to be recognized because the fair value of the common stock issued did not exceed the fair value of the cancelled options immediately prior to the cancellation and award. The Company also issued in the aggregate 250,000 shares of common stock to three individuals for services rendered to the Company. The Company recorded an expense of $125,000 for the issuance, based on a per share price in recent private placements of $0.50 per share.

On June 7, 2013, the Company amended its’ Articles of Incorporation to increase the number of authorized shares to 17,500,000 of common stock, par value $.01 per share.

On June 20, 2013, the Company amended its’ Articles of Incorporation to increase the number of authorized shares to 100,000,000 consisting of 95,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock. The preferred stock may be created in any number of series and issued from time to time, with such designations, preferences, rights and restrictions as shall be stated in resolutions adopted by the Board of Directors.

On June 30, 2013, the Company issued 11,748 shares of common stock for services. The Company recorded an expense of $5,874 for the issuance, based on a per share price in recent private placements of $0.50 per share. Also on June 30, 2013 the Company issued 4,500 shares of common stock in payment of accounts payable of $2,250. The shares were issued at $0.50 per share.

From July 2013 to September 2013, pursuant to a Private Placement Memorandum (“PPM”) the Company sold 740,000 shares of common stock for $0.50 per share for gross proceeds of $370,000.

On September 30, 2013, the Company issued 100,000 shares of common stock in settlement of accrued and unpaid legal fees of $49,995 (See note 9). The shares were issued at $0.50 per share.

On October 7, 2013, the Company issued 867,923 shares of common stock to Venture Equity for the services of Mr. Barry Hollander as CFO of the Company (see note 6).

On November 18, 2013, the Company amended its Articles of Incorporation to increase the number of authorized shares to 115,000,000 consisting of 100,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of preferred stock, par value $0.01 per share.

PREFERRED STOCK

On October 7, 2013, the Board of Directors of the Company authorized the filing of a Certificate of Designation establishing Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and authorized 3,500,000 shares be available for issuance. Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock at a conversion rate of two (2) shares of Common Stock for every one (1) share of Series A Preferred Stock and holders of Series A Preferred Stock shall have the right to cast fifteen (15) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

On October 23, 2013, the Company executed a Patent Purchase Agreement with Mr. Bulat. Pursuant to the Patent Purchase Agreement, the Company issued 3,500,000 shares of Series A Preferred Stock. The Company recorded an expense of $3,483,325 for the year ended December 31, 2013, and has included $16,675 (the inventor’s cost basis) in patents pending on the consolidated balance sheet presented herein. The amounts were based on the conversion feature of the Series A Preferred Stock, whereby the holder, in his sole discretion is entitled to convert the 3,500,000 shares of Series A Preferred Stock to 7,000,000 shares of Company common stock. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock.

F-11

STOCK OPTIONS

During the year ended December 31, 2007, the Company adopted the 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”). The 2007 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units. The Company initially reserved 1,500,000 shares under the 2007 Plan. As of December 31, 2013, there are options to purchase 809,777 shares of common stock outstanding and there is a balance of 690,223 options to purchase shares of common stock available to be granted under the 2007 Plan.

Effective May 17, 2011, the Company adopted the 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”). The 2011 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units. The Company initially reserved 10,000,000 shares under the 2011 Plan. As of December 31, 2013, there are options to purchase 3,752,360 shares of common stock outstanding and there is a balance of 6,247,640 of options to purchase shares of common stock available to be granted under the 2011 Plan.

A summary of the activity of options for the years ended December 31, 2013 and 2012 is as follows:

	Options	Weighted-Average exercise price	Weighted- Average grant date fair value	Weighted- Average remaining term
Balance January 1, 2012	9,526,352	$1.26
Options granted	1,565,257	$1.37	$1.37
Options cancelled	(344,706)	$1.27
Outstanding as of December 31, 2012	10,746,903	$1.28
Options granted	171,561	$1.25	$1.11
Options cancelled	(6,356,327)	$1.27
Outstanding as of December 31, 2013	4,562,137	$1.28		6.75
Exercisable at December 31, 2013	4,319,637	$1.28		6.76

As of December 31, 2013 there are options to purchase 242,500 shares of common stock that have not vested. The future expenses of these options are as follows:

Year Ending December 31,
2014	$109,628
2015	$13,498

The fair value for the options granted during the years ended December 31, 2013 and 2012 were estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	2013	2012
Expected volatility	81%	82%
Expected dividend yield	0%	0%
Expected life (in years)	4	10
Risk free interest rate	.7%	.7%

During the years ended December 31, 2013 and 2012, the Company recorded stock based compensation expense related to stock options of $274,366 and $3,888,566, respectively.

F-12

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2013 and 2012.

Income tax expense for 2013 and 2012 is as follows:

	2013	2012

Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	(210,597)	(117,318)
State	(34,749)	(19,357)
Change in Valuation allowance	245,346	136,675
	$—	$—

The following is a summary of the Company’s deferred tax assets at December 31, 2013 and 2012:

	2013	2012

Deferred Tax Assets:
Net operating losses	$364,842	$204,350
Stock compensation	151,625	36,951
Net deferred tax assets	516,467	241,300
Deferred Tax Liabilities:
Accounts receivable	(46,587)	(21,558)
Depreciation and amortization	(22,070)	(17,279)
Net Deferred Tax Liabilities	(68,658)	(38,837)
Valuation allowance	(447,809)	(202,463)
	$—	$—

A reconciliation between the expected tax expense (benefit) and the effective tax rate for the years ended December 31, 2012 and 2011 are as follows:

	2013	2012

Statutory federal income tax rate	34.00%	(34%)
State taxes, net of federal income tax	5.61%	5.61%
Effect of change in valuation allowance	(5.19%)	(7.88%)
Non-deductible expenses	(34.42%)	(31.73%)
	0%	0%

As of December 31, 2013, the Company had a tax net operating loss carry forward of approximately $919,000. Any unused portion of this carry forward expires in 2030. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

F-13

NOTE 9 – COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

The Company entered into an employment agreement with Mr. Brian Lane, our Chief Executive Officer and President, for a two-year term effective June 20, 2011. The agreement, as amended, provided for a base salary of $12,708 per month, annual incentive bonuses based on the Company’s performance in achieving prescribed revenue and earnings before interest and taxes (“EBIT”) targets, and discretionary bonuses.  The amended agreement further provided for a grant of options to acquire 2,000,000 shares of common stock of the Company. Effective June 20, 2013, the Company further amended Mr. Lane’s employment agreement, extending the term through December 31, 2013 and agreed to issue 2,000,000 shares of common stock and cancelled the options. Effective November 1, 2013, the board also agreed to compensate Mr. Lane (Chief Executive Officer) up to $250,000 per annum beginning January 1, 2014, however Mr. Lane and the Company have agreed that he will continue to be paid at his previous annual salary of $152,500, and agreed to increase the annual compensation to the full amount at a later date.

CONSULTING AGREEMENTS

Effective June 1, 2013, the Company entered into a consulting agreement with Venture Equity, LLC (“Venture Equity”), whereby Venture Equity will assist the Company in their seeking to become a public company. The Company compensates Venture Equity $8,000 per month and agreed to issue 2% of the Company’s common stock outstanding immediately prior to becoming a public company for the services. Mr. Barry Hollander, the Company’s Chief Financial Officer, is the sole member of Venture Equity. On July 11, 2013, the Company appointed Mr. Hollander to its board of directors.

On October 7, 2013, the Company appointed Mr. Hollander as the Chief Financial Officer of the Company, to be effective on November 1, 2013 (the “Effective date”) and agreed to issue Mr. Hollander or his assigns an additional three percent (3%) of the shares outstanding (as defined) of the common stock of the Company. Pursuant to these agreements, Mr. Hollander will earn 50% of the additional shares on the six month anniversary of the Effective Date and 50% on the one year anniversary of the Effective Date. Accordingly, the Company has recorded the issuance of 347,169 shares of common stock, representing the original 2%, and recorded an expense of $173,585. The additional 3%, or 520,754 shares of common with a value $260,377 stock was recorded as deferred equity compensation and included in the equity on the consolidated balance sheet. The Company valued the common stock at $0.50 per share, the same value as the most recent sales of common stock. The Company will amortize the deferred equity compensation over the twelve month term, and has included $43,395 in stock compensation expense for the year ended December 31, 2013. The balance of $216,981 in deferred equity compensation will be amortized on a monthly basis of $21,698 from January 2014 through October 2014,

On June 7, 2013, the Company entered into a consulting agreement with Makena Investment Advisors, LLC. (“Makena”). Pursuant to the one year agreement Makena will assist the Company in its efforts to seek to become a public company, including but not limited to consulting in the preparation of a private placement memorandum, assisting and consulting on the preparation of a registration statement and other consulting services. The Company has agreed to compensate Makena $50,000 and 4.99% of the Company’s common stock outstanding prior to the filing of a registration statement or any transaction that results in a change of control of the Company. Makena began to provide the services in April 2013 and the Company has recorded $37,500 in consulting expenses for the year ended December 31, 2013. As of December 31, 2013, $12,500 is included in prepaid expenses on the consolidated balance sheet.

On June 7, 2013, the Company engaged ipCapital Group (“ipCG”) to provide strategic intellectual property (“IP”) support to the Company. The Company engaged ipCG to perform a number of services to assist in the execution of its IP strategy. The Company paid ipCG $140,000 during the year ended December 31, 2013.

On November 13, 2013, the Company entered into a Placement Agent and Advisory Services Agreement (“PAASA”) with Monarch Bay Securities, LLC (“MBS”). Pursuant to the PAASA, the Company has agreed to pay MBS a retainer of $30,000 and to pay a Success Fee comprised of: a) cash equal to 8% of the gross proceeds raised in a Financing (as defined in the PAASA) including proceeds received from the exercise of any warrants issued in any Financing and b) a warrant to purchase 8% of the total number of shares issued by the Company in connection with the Financing, including the shares issued upon conversion of an exercise of the securities sold in a Financing. The warrant will be issued at an exercise price equal to the purchase price per share sold in the Financing, or in the event that securities convertible into common stock are sold in the Financing, at the conversion price of such securities. The warrant issued to MBS also contains a cashless provision. During the year ended December 31, 2013, $20,000 of the retainer has been paid and the Company has accrued $10,000 as of December 31, 2013, and $30,000 is included in additional paid in capital on the balance sheet presented herein. The Board of Directors of the Company authorized MBS to raise up to Three Million Dollars ($3,000,000) by the sale of Four Million shares (4,000,000) of Series B Convertible Redeemable Preferred Stock, at $0.75 per share.

F-14

LEASE AGREEMENTS

The Company utilizes office space in Fairhaven, Massachusetts that is leased from a third party by SLEA, the tenant of the space. There was no formal agreement between the Company and SLEA through December 31, 2013. For the years ended December 31, 2013 and 2012, the Company recorded no rent expense and rent expense of $5,100, respectively for the space. Effective January 1, 2014, the Company has agreed to make the monthly rent payments of $5,880 owed by SLEA.

From June 2012, through November 2012, the Company subleased on a month by month basis a corporate apartment for the Company’s CEO. The monthly sublease was $1,375 per month.

On November 17, 2010, PDRx entered into a sublease, as amended, to rent space in Cambridge, Massachusetts. The initial term of the sublease was April 1, 2011 through May 31, 2012, and required monthly base rent payments of $958. The sublease was extended through July 31, 2013, with the same monthly rent. The lease was terminated on July 31, 2013.

There are no material proceedings pending or threatened against ADOL. PDRx is a plaintiff in a law suit against HealthBridge Management, Inc, (“Healthbridge”) for non-payment of monies owed for services rendered. HealthBridge has answered the claim with a countersuit against PDRx. The outcome is unknown, legal expenses have been incurred and additional expenses will be forthcoming. The Company does not believe that the disposition or ultimate resolution of existing claims or lawsuits will have a material adverse effect on the business or financial condition of the Company. When and if it appears probable in management's judgment that the Company would incur monetary damages or other costs in connection with any claims or proceedings, and such costs can be reasonably estimated, liabilities will be recorded in the financial statements and charges will be recorded against earnings.

NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2013, the Company had an accumulated deficit of $14,333,703 and a working capital deficit of $105,355. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company maintains daily operations and capital needs through the receipts of monthly amounts received pursuant to various license agreements.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 23, 2014, which is the date the financial statements were available to be issued.

On April 3, 2014, the Company issued 35,000 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) and received proceeds of $26,250. The shares were issued at $0.75 per share.

On April 15, 2014, the Company entered into a three month Consulting Agreement with a consultant (the “Consultant”) to assist the Company regarding the formation of strategic relationships with existing and new identified technology companies. Additionally, the Consultant will work with the executive management team in development market strategies and comprehensive video conferencing technology solution offerings including the bundling of these technologies, working with ADOL’s partner on developing licensing packages, creating new sales proposal formats for consultation services and technologies/products, and assisting with the development and placement of products and services. The Company will compensate the Consultant $100 per hour, for a minimum of 40 hours per week, for these services, which may be paid, at the option of the Company, in the form of cash or equity consideration.

Pursuant to the terms of the PAASA, on May 6, 2014, the Company notified MBS that the Company was terminating the PAASA. MBS has not concluded a Financing and the Company has not incurred any additional expenses.

On July 14, 2014, the Company filed with the Secretary of State of Delaware a Certificate of Designation of the Series B Preferred Stock. Among other terms, the Holders of Series B Preferred Stock shall have conversion rights as follows:

The Series B Convertible Redeemable Preferred Stock and any accrued and unpaid dividends thereon shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.01 per share issued and outstanding of the Company and the Series A Preferred Stock issued and outstanding.

The holders of shares of Series B Preferred Stock are entitled to receive an annual dividend at the rate of eight percent (8%) per annum. Such dividend can be paid in cash or in the issuance of additional Series B Preferred Shares.

Each share of Series B Convertible Redeemable Preferred Stock shall automatically convert (the “Mandatory Conversion”) and without the payment of additional consideration by the Holder thereof, into shares of Common Stock on the Mandatory Conversion Date (as hereinafter defined) at a conversion rate of seventy-five percent (75%) of the price of the Common Stock sold for cash in a non-affiliated equity transaction (the “Equity Price”). The Mandatory Conversion Date shall be the date that the five (5) day weighted average trading price of the Common Stock exceeds 110% of the Equity Price.

At any time, or upon receipt of a redemption notice by the Company, the Holder will have twenty (20) days to elect to convert the Series B Preferred Stock into Common Stock at a price per share equal to a twenty-five percent (25%) discount to the most recent Common Stock price per share paid by any non-affiliated investor in a subsequent financing to the Series B Preferred Stock.

On June 18, 2014, pursuant to a consulting agreement, the Company issued 911,233 shares of common stock to Makena (see note 9).

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

F-15

AMERICAN DOCTORS ONLINE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$5,210	$96,782
Accounts receivable	101,141	115,917
Prepaid assets	—	12,500
Total current assets	106,351	225,199

Patents Pending	115,097	102,128
Patents, net of accumulated amortization of $35,870 (2014) and $33,290 (2013)	50,127	52,707
Furniture, fixtures and equipment, net of accumulated depreciation of $177,640 (2014) and $168,139 (2013)	28,756	38,257
Total assets	$300,331	$418,291
LIABILITIES AND DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$603,157	$308,944
Accounts payable and accrued expenses, related party	113,161	21,610
Series B convertible preferred stock obligation	35,000	—
Total current liabilities	751,318	330,554

Convertible notes payable, stockholder	104,055	104,055

Total liabilities	855,373	434,609

Commitment and Contingencies (Note 9)

Deficit:
Preferred stock, $0.01 par value; 15,000,000 shares authorized,
Series A Convertible Preferred Stock, $0.01 par value, 3,500,000 shares authorized; 3,500,000 shares issued and outstanding	35,000	35,000
Common stock, $0.01 par value; 100,000,000 shares authorized; 12,172,408 (2014) and 11,261,175 (2013) shares issued and outstanding	121,723	112,611
Deferred compensation	(86,793)	(216,981)
Additional paid-in capital	17,347,048	16,842,107
Accumulated deficit	(15,532,846)	(14,333,703)

Total company stockholders' equity	1,884,132	2,439,034

Less noncontrolling interest	(2,439,174)	(2,455,352)

Total deficit	(555,042)	(16,318)

	$300,331	$418,291

See notes to condensed consolidated financial statements.

F-16

AMERICAN DOCTORS ONLINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the six months ended June 30,
	2014	2013

Fee revenue, net	$246,778	$196,015

Operating expenses:
Salaries and management fees (including stock compensation
expenses of $188,624 (2014) and $315,813 (2013))	409,759	424,111
Advertising and marketing	1,559	3,710
Rent and occupancy costs	42,432	10,190
Travel and entertainment	23,866	16,904
Professional and consulting fees (including 2014 stock
compensation expense $455,617)	840,683	120,026
Insurance	30,200	26,985
Depreciation and amortization	12,081	15,389
Other general and administrative	55,701	23,143

Total operating expenses	1,416,281	640,458

Operating loss	(1,169,503)	(444,443)

Other Expense:
Interest expense	(10,910)	(756)
Interest expense, stockholder	(2,551)	(1,512)
Total other expense	(13,461)	(2,268)

Net loss	(1,182,964)	(446,711)
Less net income (loss) attributable to noncontrolling interest	16,179	(125,138)

Net loss attributable to American Doctors Online, Inc.	$(1,199,143)	$(321,573)

Basic and diluted loss attributable to American Doctors
Online, Inc. common stockholders, per share	$(0.11)	$(0.11)

Weighted average number of common shares outstanding
Basic and diluted	11,321,925	6,470,371

See notes to condensed consolidated financial statements.

F-17

AMERICAN DOCTORS ONLINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,182,964)	$(446,711)
Adjustments to reconcile net loss
to net cash used in operating activities:
Non cash interest expense series B convertible preferred stock	8,750
Depreciation and amortization	12,081	15,389
Stock based compensation	644,241	315,813
Change in operating assets and liabilities:
Decrease (increase) in prepaid expenses	12,500	(26,108)
Decrease (increase) in accounts receivable	14,776	(38,523)
Increase in accounts payable and accrued expenses	294,211	44,764
Increase in accounts payable and accrued expenses, related parties	91,552	11,768
Net cash used in operating activities	(104,853)	(123,608)

Cash flows from investing activities:
Payment of patent pending costs	(12,969)	(3,400)

Net cash used in investing activities	(12,969)	(3,400)

Cash flows from financing activities:
Proceeds from sale of common stock	—	25,000
Proceeds from sale of Series B Preferred Stock	26,250	—
Proceeds from issuance of convertible notes, related party	—	105,055
Payments on convertible notes, relaed party	—	(1,000)
Net cash provided by financing activities	26,250	129,055

Net increase (decrease) in cash and cash equivalents	(91,572)	2,048
Cash and cash equivalents, beginning	96,782	9,114

Cash and cash equivalents, ending	$5,210	$11,162

Supplemental disclosure of cash flow information:

Cash paid for interest	$2,159	$756

Cash paid for income taxes	$—	$—

See notes to condensed consolidated financial statements.

F-18

AMERICAN DOCTORS ONLINE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

(UNAUDITED)

NOTE 1 - ORGANIZATION

BUSINESS

American Doctors Online, Inc. (the “Company” or “ADOL”) was formed in the State of Delaware on September 17, 1999. ADOL owns four U.S. patents and has three pending patent applications. These patents cover the essential core processes required for the delivery of telehealth and telemedicine services. The Company’s business model is to license to telehealth and/or telemedicine providers one or more of the Company’s patents pursuant to non-exclusive agreements with terms and conditions similar to other licensing agreements involving medical related Intellectual property. The Company believes its’ intellectual property includes the fundamental methodologies inherent to the provision of telehealth and/or telemedicine.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying condensed consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present the financial position, results of operations and cash flows for the stated periods have been made. Except as described below, these adjustments consist only of normal and recurring adjustments. Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with a reading of the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2013 included in this Registration Statement. Interim results of operations for the six months ended June 30, 2014 are not necessarily indicative of future results for the full year.

ADOL receives fees pursuant to a Management Services and License Agreement with PhoneDOCTORx, LLC, (“PDRx”). PDRx, is a Massachusetts limited liability company, owned by five physicians, who collectively own over 70% of ADOL. Based on the common control and ownership of ADOL and PDRx, PDRx is considered a variable interest entity, of which ADOL is the primary beneficiary. Accordingly, these condensed consolidated financial statements include the accounts of PDRx. ADOL exerts no influence on, or has any involvement in the practice of medicine by PDRx’s clinical staff.

The condensed consolidated financial statements of the Company include the Company and PDRx. All material inter-company balances and transactions have been eliminated.

VARIABLE INTEREST ENTITY

The Company determined that it was the primary beneficiary of PDRx based primarily on qualitative factors. Specifically, PDRx was formed at the direction of the Company. PDRx is managed and effectively controlled, other than related to the provision of medical services, by the Company through common ownership, and a substantial portion of PDRx revenues accrue to the Company in the form of management fees. The carrying value of the assets and liabilities of PDRx included in the accompanying condensed consolidated balance sheets as of June 30, 2014 and December 31, 2013 are as follows:

	2014	2013
Cash	$296	$73,234
Accounts receivable	93,316	107,778
Total current assets	93,612	181,012
Property and equipment, net	1,175	1,523
Total assets	$94,787	$182,535

Accounts payable	$340,634	$176,567
Due to related party	24,800	24,800
Total current liabilities	$365,434	$201,367

F-19

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include the valuation of stock-based compensation, the allowance for doubtful accounts and impairment of patents.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Pursuant to licenses entered into by PDRx and their customers, the Company bills the customer monthly and records the corresponding accounts receivable due from its licensees. The Company extends credit of up to forty five (45) days from invoice date. The Company provides allowance for losses through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience. While management uses the best information available to make its evaluations, this estimate is susceptible to significant change in the near term.

PATENTS

The Company capitalizes legal fees and filing costs associated with the development and filing of its patents. Patents are generally amortized over an estimated useful life of 17 years using the straight-line method beginning on the issue date. Amortization expense of $2,580 and $2,368 was recorded during the six months ended June 30, 2014 and 2013, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and depreciation is provided by use of straight-line methods over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Office equipment and furniture	5 years
Computer hardware and software	3 years

The Company's property and equipment consisted of the following at June 30, 2014 and December 31, 2013:

	Cost		Accumulated Depreciation		Balance
	6/30/14	12/31/13	6/30/14	12/31/13	6/30/14	12/31/13
Furniture and Equipment	$191,596	$191,596	$(162,840)	$(153,339)	$28,756	$38,257
Software	14,800	14,800	(14,800)	(14,800)	—	—

Total	$206,396	$206,396	$(177,640)	$(168,139)	$28,756	$38,257

Depreciation expense of $9,501 and $13,021was recorded for the six months ended June 30, 2014 and 2013, respectively.

F-20

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue during the period in which the licensed products are utilized. PDRx, through the sub-licensing of the ADOL patents, provides remote covering physician consultations via audio and/or video conferencing technologies. It provides Extended Care Facilities (“ECF”), ECF nurses, patients and their families’ confidential, real-time access to Board Certified physicians in non-urgent, urgent and emergent care settings through a state-of-the-art medical call center. PDRx through sub-licenses of ADOL’s patented telehealth / telemedicine technology provides medical services including face-to-face, real-time access to covering physicians, resulting in reduction of unnecessary and avoidable transfers and readmissions to the Emergency Department.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s accounts receivable and accounts payable and accrued expenses approximate fair value due to their short term nature. The carrying value of convertible notes payable, stockholder approximates fair value because the terms are similar to prevailing market rates.

INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. The Company records a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, the Company has not been assessed, nor has the Company paid, any interest or penalties.

The Company measures and records uncertain tax positions by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized. The Company’s tax years subsequent to 2005 remain subject to examination by federal and state tax jurisdictions.

EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net loss by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. The following potentially dilutive securities for the six months ended June 30, 2014 and 2013 were not included in the calculation of diluted loss per share because their impact was anti-dilutive.

	June 30,
	2014	2013
2007 Option Plan	515,000	515,000
2011 Option Plan	3,747,360	4,047,137
Class A Preferred Stock	7,000,000	—
Class B Preferred Stock	93,333	—
Convertible Notes	104,055	104,055
	11,459,748	4,666,192

F-21

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”).  ASC 718 establishes accounting for stock-based awards exchanged for employee services.  Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant).  The fair value of our common stock options are estimated using the Black Scholes option-pricing model.

The Company estimates the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant.

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete.

The Company estimates the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

NOTE 3 – PATENTS

Patents as of June 30, 2014 consist of the following:

Gross carrying amount	$85,997
Accumulated amortization	(35,870)
Net carrying amount	$50,127

A reconciliation as June 30, 2014, of the net carrying amount of the Company’s Patent Rights is as follows:

Balance – December 31, 2013	$52,707
Amortization	(2,580)
Balance – June 30, 2014	$50,127

F-22

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

CASH

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts.

Sales and Accounts Receivable

Following is a summary of customers who accounted for more than ten percent (10%) of the Company’s revenues for the six months ended June 30, 2014 and 2013 and the accounts receivable balance as of June 30, 2014:

	Sales % Six Months Ended June 30,
Customer	2014	2013	Accounts Receivable Balance as of June 30, 2014
A	38.6%	36.8%	$32,360
B	—	12.7%	$11,843
C	20.6%	27.0%	$23,542
D	10.7%	—	$9,000
E	—	14.0%	$7,825

NOTE 5 – CONVERTIBLE NOTES PAYABLE, STOCKHOLDER

During the year ended December 31, 2013, the Company issued six convertible promissory notes to Dr. Bulat (the “Bulat Notes”) for $105,055 in the aggregate and the Company repaid $1,000. As of December 31, 2013 and June 30, 2014, the balance of the Bulat Notes was $104,055. The notes mature on the third anniversary of their issuance (the “Maturity Date”) and carry a per annum interest rate of 5%. The Notes automatically convert on the six month anniversary following the effectiveness of the Company becoming a public company (the “Conversion Date”) at a conversion price equal to the average closing bid price over the five consecutive days immediately preceding the Conversion Date.

NOTE 6 – RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2014, the Company incurred rent expense of $35,281 on behalf of St. Luke’s Emergency Associates (“SLEA”). Dr. Paul Bulat, the Company’s founder and Chairman is the President of SLEA.

For the six months ended June 30, 2014 and 2013, the Company recorded interest expense, stockholder of $2,551 and $1,512, respectively. As of June 30, 2014, accrued interest of $7,894 is owed to the stockholder and is included in accounts payable and accrued expenses, related party.

Effective on November 1, 2013 (the “Effective date”), the Company appointed Mr. Hollander as the Chief Financial Officer of the Company, and agreed to issue Mr. Hollander or his assigns 520,754 shares of common stock of the Company, and increased the monthly compensation to $8,000. Pursuant to this appointment, Mr. Hollander earned 50% of the additional shares on the six month anniversary of the Effective Date and will earn 50% on the one year anniversary of the Effective Date. Accordingly, the 520,754 shares of common stock, with a value of $260,377 were recorded as deferred equity compensation and are included in the equity section on the condensed consolidated balance sheet. The Company valued the common stock at $0.50 per share, the same value as the then most recent sales of common stock. The Company is amortizing the deferred equity compensation over the twelve month term, and has included $130,188 in stock compensation expense for the six months ended June 30, 2014. The balance of $86,793 in deferred equity compensation will be amortized on a monthly basis of $21,698 from July through October 2014. As of June 30, 2014, the balance owed Mr. Hollander related to the monthly compensation is $11,000 and is included in accounts payable and accrued expenses related party.

The Board also agreed to enter into an employment agreement with Mr. Bulat (Chief Innovations Officer) for an annual salary up to $300,000 effective January 1, 2014. The Company and Mr. Bulat agreed to accrue $10,000 per month for the six months ended June 30, 2014 and agreed to increase the annual compensation to the full amount at a later date. As of June 30, 2014, $60,000 is included in accounts payable and accrued expenses related party. The board also agreed to compensate Mr. Lane (Chief Executive Officer) up to $250,000 per annum beginning January 1, 2014, however Mr. Lane and the Company have agreed that he will continue to be paid at his previous annual salary of $152,500, and agreed to increase the annual compensation to the full amount at a later date. Included in salaries and management fees for the six months ended June 30, 2014, is $76,169.

F-23

NOTE 7 – STOCKHOLDERS’ EQUITY

DEFERRED EQUITY COMPENSATION

During the year ended December 31, 2013, the Company’s CFO was issued 520,754 shares of common stock. The common stock was valued at $260,377, equal to $0.50 per share, the same value as the most recent sales of common stock. The Company is amortizing the deferred equity compensation over the twelve month term, and has included $130,188 in stock compensation expense for the six months ended June 30, 2014. The balance of $86,793 in deferred equity compensation will be amortized on a monthly basis of $21,698 from April through October 2014.

COMMON STOCK

On June 18, 2014, pursuant to a consulting agreement, the Company issued 911,233 shares of common stock to Makena (see note 9). The Company recorded an expense of $455,617 for the issuance, based on a per share price in the most recent private placements of $0.50 per share.

SALE OF SERIES B PREFERRED STOCK

On November 13, 2013, the Board of Directors of the Company authorized the Company to sell 4,000,000 shares of Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), at $0.75 per share (see note 11).

On April 3, 2014, the Company received proceeds of $26,250 from the sale of 35,000 shares of Series B Preferred Stock. The shares were issued at $0.75 per share.

The Series B Preferred Stock and any accrued and unpaid dividends thereon shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding of the Company and the Series A Preferred Stock (“Series A Preferred Stock”) issued and outstanding.

The holders of shares of Series B Preferred Stock are entitled to receive an annual dividend at the rate of eight percent (8%) per annum. Such dividend can be paid in cash or in the issuance of additional Series B Preferred Shares.

Each share of Series B Preferred Stock shall automatically convert (the “Mandatory Conversion”) and without the payment of additional consideration by the Holder thereof, into shares of Common Stock on the Mandatory Conversion Date (as hereinafter defined) at a conversion rate of seventy-five percent (75%) of the price of the Common Stock sold for cash in a non-affiliated equity transaction (the “Equity Price”). The Mandatory Conversion Date shall be the date that the five (5) day weighted average trading price of the Common Stock exceeds 110% of the Equity Price.

At any time, or upon receipt of a redemption notice by the Company, the Holder will have twenty (20) days to elect to convert the Series B Preferred Stock into Common Stock at a price per share equal to a twenty-five percent (25%) discount to the most recent Common Stock price per share paid by any non-affiliated investor in a subsequent financing to the Series B Preferred Stock.

Because the Series B convertible preferred stock is convertible into a variable number of shares of the Company’s stock, determined with referenced to a fixed dollar amount, the fair value of the conversion option, which approximates its intrinsic value, is required to be presented as a liability. Accordingly, $35,000 is presented as Series B convertible preferred stock obligation, a liability on the accompanying consolidated balance sheets as of June 30, 2014. The excess of the fair value of the conversion option over the proceeds received was recorded as interest expense of $8,750 for the six months ended June 30, 2014.

STOCK OPTIONS

During the year ended December 31, 2007, the Company adopted the 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”). The 2007 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

Effective May 17, 2011, the Company adopted the 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”). The 2011 Plan permits the grants of Options to purchase shares of Common Stock, either ISOs or Non-Qualified Options; and awards of Restricted Stock. The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

A summary of the plans as of June 30, 2014 is as follows:

Plan	Authorized	Granted	Available
2007	1,500,000	515,000	985,000
2011	10,000,000	3,747,360	6,252,460

A summary of the activity of options for the six months ended June 30, 2014 is as follows:

	Options	Weighted-Average exercise price	Weighted-Average grant date fair value	Weighted- Average remaining term
Balance January 1, 2014	4,562,137	$1.28		6.75
Options expired	(299,777)
Outstanding as of June 30, 2014	4,262,360	$1.28		6.72
Exercisable at June 30, 2014	4,194,860	$1.28		6.74

As of June 30, 2014, there are options to purchase 67,500 shares of common stock that have not vested. Upon their vesting, the Company will realize future expenses of $59,692.

During the six months ended June 30, 2014, the Company recorded stock based compensation expense related to stock options of $58,436.

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NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at June 30, 2014, and December 31, 2013.

As of June 30, 2014, the Company had a tax net operating loss carry forward of approximately $987,000. Any unused portion of this carry forward expires in 2030. Utilization of this loss may be limited in the event of an ownership change pursuant to IRS Section 382.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Mr. Brian Lane, our Chief Executive Officer and President, for a two-year term effective June 20, 2011. The agreement, as amended, provided for a base salary of $12,708 per month, annual incentive bonuses based on the Company’s performance in achieving prescribed revenue and earnings before interest and taxes (“EBIT”) targets, and discretionary bonuses.  The amended agreement further provided for a grant of options to acquire 2,000,000 shares of common stock of the Company. Effective June 20, 2013, the Company further amended Mr. Lane’s employment agreement, extending the term through December 31, 2013 and agreed to issue 2,000,000 shares of common stock and cancelled the options. Effective November 1, 2103, the board also agreed to compensate Mr. Lane (Chief Executive Officer) up to $250,000 per annum beginning January 1, 2014, however Mr. Lane and the Company have agreed that he will continue to be paid at his previous annual salary of $152,500, and agreed to increase the annual compensation to the full amount at a later date. Included in salaries and management fees for the six months ended June 30, 2014, is $76,169.

On November 1, 2013, the Board also agreed to enter into an employment agreement with Mr. Bulat (Chief Innovations Officer) for an annual salary up to $300,000 effective January 1, 2014. The Company and Mr. Bulat agreed to accrue $10,000 per month for the six months ended June 30, 2014 and agreed to increase the annual compensation to the full amount at a later date. The corresponding liability is included in accounts payable and accrued expenses, related party as of June 30, 2014.

CONSULTING AGREEMENTS

On April 15, 2014, the Company entered into a three month Consulting Agreement with a consultant (the “Consultant”) to assist the Company regarding the formation of strategic relationships with existing and new identified technology companies. Additionally, the Consultant worked with the executive management team in developing market strategies and comprehensive video conferencing technology solution offerings including the bundling of these technologies, working with ADOL’s partner on developing licensing packages, creating new sales proposal formats for consultation services and technologies/products, and assisting with the development and placement of products and services. The Company agreed to compensate the Consultant $100 per hour, for a minimum of 40 hours per week, for these services, which may be paid, at the option of the Company, in the form of cash or equity consideration. The parties extended the Agreement through July 31, 2014, at which time the Agreement was terminated. As of June 30, 2014, the Consultant was owed $77,800, which is included in accounts payable and accrued expenses.

Effective June 1, 2013, the Company entered into a consulting agreement with Venture Equity, LLC (“Venture Equity”), whereby Venture Equity will assist the Company in their seeking to become a public company. The Company issued 347,169 shares of common stock and agreed to pay Venture Equity $5,000 per month. On October 7, 2013, the Company appointed Mr. Hollander as the Chief Financial Officer of the Company, and effective on November 1, 2013 (the “Effective date”) agreed to issue Mr. Hollander or his assigns an additional 520,754 shares of common stock of the Company and increased the monthly fee to $8,000. Pursuant to these agreements, Mr. Hollander earned 50% of the additional shares on the six month anniversary of the Effective Date and will earn 50% on the one year anniversary of the Effective Date. As of June 30, 2014, the balance owed Mr. Hollander related to the monthly compensation is $11,000 and is included in accounts payable and accrued expenses related party.

On June 7, 2013, the Company entered into a consulting agreement with Makena Investment Advisors, LLC. (“Makena”). Pursuant to the one year agreement Makena will assist the Company in its efforts to seek to become a public company, including but not limited to consulting in the preparation of a private placement memorandum, assisting and consulting on the preparation of a registration statement and other consulting services. The Company has agreed to compensate Makena $50,000 and 4.99% of the Company’s common stock outstanding prior to the filing of a registration statement or any transaction that results in a change of control of the Company. Makena began to provide the services in April 2013 and the Company has recorded $12,500 in consulting expenses for the six months ended June 30, 2014.

On November 13, 2013, the Company entered into a six month Placement Agent and Advisory Services Agreement (“PAASA”) with Monarch Bay Securities, LLC (“MBS”). Pursuant to the PAASA, the Company has agreed to pay MBS a retainer of $30,000 and to pay a Success Fee comprised of: a)cash equal to 8% of the gross proceeds raised in a Financing (as defined in the PAASA) including proceeds received from the exercise of any warrants issued in any Financing and b)a warrant to purchase 8% of the total number of shares issued by the Company in connection with the Financing, including the shares issued upon conversion of an exercise of the securities sold in a Financing. The warrant will be issued at an exercise price equal to the purchase price per share sold in the Financing, or in the event that securities convertible into common stock are sold in the Financing, at the conversion price of such securities. The warrant issued to MBS also contains a cashless provision. The Board of Directors of the Company authorized MBS to raise up to Three Million Dollars ($3,000,000) by the sale of Four Million shares (4,000,000) of Series B Convertible Redeemable Preferred Stock, at $0.75 per share. Pursuant to the terms of the PAASA, on May 6, 2014, the Company notified MBS that the Company was terminating the PAASA. MBS has not concluded a Financing and the Company has not incurred any additional expenses.

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LEASE AGREEMENTS

The Company utilizes office space in Fairhaven, Massachusetts that is leased from a third party by SLEA, the tenant of the space. There was no formal agreement between the Company and SLEA through June 30, 2014. For the six months ended June 30, 2014 and 2013, the Company recorded rent expense of $35,281 and $8,000, respectively. The 2013 expense was related to a lease for a satellite office for PDRx (terminated July 2013).

LITIGATION

There are no material proceedings pending or threatened against ADOL. PDRx is a plaintiff in a law suit against HealthBridge Management, Inc, (“Healthbridge”) for non-payment of monies owed for services rendered. HealthBridge has answered the claim with a countersuit against PDRx. The outcome is unknown, legal expenses have been incurred and additional expenses will be forthcoming. The Company does not believe that the disposition or ultimate resolution of existing claims or lawsuits will have a material adverse effect on the business or financial condition of the Company. When and if it appears probable in management's judgment that the Company would incur monetary damages or other costs in connection with any claims or proceedings, and such costs can be reasonably estimated, liabilities will be recorded in the financial statements and charges will be recorded against earnings.

NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2014 the Company had an accumulated deficit of $15,524,096 and a working capital deficit of $609,967. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company currently plans to satisfy its cash requirements for the next 12 months though it’s current cash, sales, and raising funds in capital raise transactions and if necessary by borrowing from its officers and directors or companies affiliated with its officers and directors. The Company maintains daily operations and capital needs through the receipts of monthly amounts received pursuant to various license and sub-license agreements, however the Company anticipates that it will need a minimum of $180,000 to continue operations for the next twelve (12) months. ADOL believes it will meet its cash requirements although it has no agreements in place for a capital raise transaction or from any of its officers or directors.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 2, 2014, which is the date the financial statements were available to be issued.

On July 2, 2014 the Company issued 8,000 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) and received proceeds of $6,000. The shares were issued at $0.75 per share.

On July 14, 2014, the Company filed with the Secretary of State of Delaware a Certificate of Designation of the Series B Preferred Stock. See Note 7.

On August 19, 2014, the Company issued 136,667 shares of Series B Preferred Stock in settlement of $102,500 of the fees owed pursuant to a consulting agreement (see Note 9). The shares were issued based on the most recent price paid for the Series B Preferred Stock.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

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Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

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Item 15. Financial Statements and Exhibits.

(a) The financial statements filed as a part of this registration statement are listed on the index to financial statements.

Exhibit	Description
3.1	Certificate of Incorporation filed September 17, 1999 (1)
3.2	Certificate of Amendment to Certificate of Incorporation filed June 7, 2013 (1)
3.3	Certificate of Amendment to Certificate of Incorporation filed June 20, 2013 (1)
3.4	Certificate of Amendment to Certificate of Incorporation filed November 19, 2013 (1)
3.5	Amended and Restated Bylaws (1)
4.1	Certificate of Designation of the Series A Preferred Stock filed October 22, 2013 (1)
4.2	Form of 2007 Stock Option Plan (1)
4.3	Form of 2011 Stock Option Plan (1)
4.4	Certificate of Designation of the Series B Preferred Stock filed July 14, 2014 (1)
10.1	Employment Agreement with Brian Lane, dated May 7, 2011 (1)
10.2	Lane Extension through December 31, 2013, dated October 8, 2013 (1)
10.3	Employment Agreement with Brian Lane dated November 1, 2013 (1)
10.4	Employment Agreement with Dr. Paul Bulat dated November 1, 2013 (1)
10.5	Agreement with Venture Equity, LLC dated November 1, 2013 (1)
10.6	Patent Purchase Agreement dated October 23, 2013 (1)
10.7	Form of Convertible Promissory Notes (1)
10.8	Convertible Promissory Note dated 3/5/13 $8,201.07 (2)
10.9	Convertible Promissory Note dated 3/22/13 $25,000 (2)
10.10	Convertible Promissory Note dated 3/27/13 $25,000 (2)
10.11	Convertible Promissory Note dated 4/7/13 $ 13,258.80 (2)
10.12	Convertible Promissory Note dated 6/26/13 $25,000 (2)
10.13	Convertible Promissory Note dated 6/13/13 $8,594.64 (2)

10.14	Assignment of Patent Serial No. 09/85,738 (2)
10.15	Assignment of Patent Serial No. 10/694,519 (2)
10.16	Assignment of Patent No. 7,691,059 (2)
10.17	Assignment of Patent No. 7,970,633 (2)
10.18	Agreement with Premier Purchasing Partners, L.P. (2)
10.19	ipCapital Group Engagement letter and Agreement for ipNavigation and ipScan (2)
10.20	ipCapital Group Engagement letter and Agreement for ipValue (2)
10.21	ipCapital Group Engagement letter and Agreement for ipLandscape, ipAnalytics and ipStrategy (2)
10.22	Management Services and License Agreement (2)
10.23	Agreement dated March 1, 2009, with Senior Whole Health (2)
10.24	Second Amendment (the 1st Amendment to March 1, 2009) to Agreement with Senior Whole Health (2)
10.25	Third Amendment (the 2nd Amendment to March 1, 2009) to Agreement with Senior Whole Health (2)
23.1	Consent of D. Brooks & Associates, CPA’s P.C. (2)

(1)	Previously filed
(2)	Filed herein

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Doctors Online, Inc.

/s/ Brian Lane
Name: Brian Lane
Title: Chief Executive Officer

September 4, 2014

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